                               ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated September 22, 1997, is made and entered into by and among Michigan Educators Insurance Agency, Inc., a Michigan corporation ("MEIA I"), Michigan Educators Life Insurance Agency, Inc., a Michigan corporation ("MELA," and together with MEIA I, the "Agency"), MEEMIC Insurance Services Corporation, a Michigan corporation ("MEIA II"), and Professionals Insurance Company Management Group, a Michigan corporation ("Professionals").

                                   R E C I T A L S

     The Agency desires to sell and transfer to MEIA II, and MEIA II desires to purchase and acquire from the Agency, the Assets (as defined below), pursuant to the terms and conditions set forth in this Agreement.

     Pursuant to the terms and conditions set forth in this Agreement, Mutual (as defined below) and Professionals will guarantee certain payments to be made by MEIA II to the Agency.

     Therefore, in consideration of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Agency, MEIA II and Professionals, intending to be legally bound, hereby agree as follows.

                                      ARTICLE I

                                     DEFINITIONS

     1.1  CERTAIN DEFINITIONS.

          (a) When used in this Agreement, the following terms shall have the following meanings:

          "Acquired Receivables" means those items described in clause (h) of the definition of "Assets."

          "Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with any such Person and any officer, director or controlling person of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person by ownership of voting securities, contract or otherwise.

          "Agency" means Michigan Educators Insurance Agency, Inc. and Michigan Educators Life Insurance Agency, Inc.

          "Aggregate Payment" means, as of any applicable September 1, the sum of: (i) $22,500,000, plus (ii) all of the Installment Payments made pursuant to
Section 2.2(b) and Section 2.12 as of such September 1 (or made subsequent to such September 1 by reason of resolution of any Dispute Notice given pursuant to
Section 2.11), includes all Guaranteed Payments made by Mutual and Professionals pursuant to the Mutual Guaranty and the Professionals Guaranty, respectively, and includes all sums paid into an interest-bearing escrow pursuant to Section 13.3(b), and all amounts withheld by Professionals or MEIA II pursuant to their right of offset under Section 12.2(d).

          "Applicable Policies" means all policies of life insurance and all policies of property and casualty insurance issued by Mutual and other insurers in Michigan with respect to which MEIA II is or, by reason of Section 8.6, should properly be the agent.

          "Assets" means all of the assets, properties and rights of the Agency (other than Excluded Assets), including:

          (a) all contracts as described on the attached SCHEDULE 1.1(a), which shall include all contracts from which the Agency derived premiums in excess of $100,000 (including all contingency commissions) in 1996, and the Insurance Agency Agreements (the "Assumed Contracts");

          (b) all of the Agency's tangible personal property (the "Tangible Assets"), including all warranties and indemnities with respect to the Tangible Assets;

          (c)  all of the Intellectual Property of the Agency;

          (d) all sales literature, promotional literature and other selling and advertising material used by the Agency and a list of all customers and suppliers of the Agency;

          (e) all books, records, ledgers and other documents pertaining to the Assets, Assumed Liabilities and/or the operation of the Business;

          (f) all assignable third party warranties and guarantees with respect to any and all of the Assets;

          (g) all franchises, approvals, permits, licenses, orders, registrations, certificates, variances, tax abatements and other similar permits or rights (including regulatory approvals obtained from any Governmental Authority and all pending applications therefor) relating to the Business (collectively, the "Permits");

          (h) all accounts and notes receivable relating to the Business, including those due from commissions and other payments due to the Agency from Mutual with respect to policies originated on or after the Closing Date (the "Acquired Receivables");

          (i)  all goodwill of the Business as a going concern; and

          (j)  all telephone numbers used in connection with the Business.

          "Assumed Contracts" means those items described in clause (a) of the definition of "Assets."

          "Business" means the lines of business and operations as presently conducted by the Agency, including the property and casualty insurance lines of MEIA I and the life insurance line of MELA.

          "Change of Control" means, with respect to any Person, the sale, transfer or other disposition of substantially all of the assets of such Person to another Person not an Affiliate of such first Person, or the merger, consolidation, recapitalization, reorganization, or other business combination of such Person whereby 30% or more of the combined voting power entitled to vote generally in the election of directors (or their equivalent) of such Person are sold or otherwise transferred to another "person" or "group" as those terms are defined in Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended, and where such person or group is not an Affiliate of such first Person. Change of Control shall also mean the liquidation or dissolution of such Person but shall not include the proposed merger between Professionals, PICOM and Physicians Protective Trust Fund of Coral Gables, Florida. Change of control shall also not include a Demutualization.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Cumulative Written Premiums" means, with respect to any applicable date, the direct premiums in respect of Applicable Policies written through (or which, by reason of Section 8.6, should properly be written through) MEIA II plus any additional premiums arising from endorsements to Applicable Policies, and minus any return premiums arising from any cancellations or endorsements of Applicable Policies, all for the period commencing October 1, 1997, or the Closing Date, whichever occurs earlier, and ending on July 13 immediately preceding such applicable date. Cumulative Written Premiums shall also include, with respect to each such period, an amount equal to 6.67 multiplied by actual commissions earned by MEIA II in respect of annuity contracts written through (or which, by reason of Section 8.6, should properly be written through) MEIA II for the same period.

          "Demutualization" means a demutualization of Mutual pursuant to which Mutual's eligible members receive subscription rights to purchase capital stock under any of the conversion mechanisms permitted by M.C.L. 500.5905 (c)(i) according to the provisions of the plan of conversion which is required to be filed with the Michigan Insurance Bureau pursuant to M.C.L. 500.5905.

          "Earnest Money Deposit" means the $3,000,000 deposited into the Escrow Account by Professionals on January 10, 1997.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Excluded Assets" means: (i) the Agency's cash, cash equivalents, refundable Taxes and accounts and notes receivable (other than the Acquired Receivables); (ii) the Agency's interest in The Bellwether Group, L.L.C.;
(iii) the Agency's insurance policies; (iv) the Agency's corporate seal(s), minute book(s), stock book(s) and stock ledger(s); and (v) the other assets, properties and rights described on the attached SCHEDULE 1.1(b).

          "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality.

          "Installment Payments" means the payments to be made by MEIA II (certain of which are guaranteed by Mutual and Professionals) to the Agency pursuant to Section 2.2(b)(i)-(iv) and to the Agency's shareholders pursuant to
Section 2.12.

          "Insurance Agency Agreements" means any agreement pursuant to which either MEIA I or MELA serves as an agent or sub-agent for an insurance company, including any such agreement with Mutual.

          "Intellectual Property" means any patent, trademark, service mark, design, logo, trade name (including the trade names "Michigan Educators Insurance Agency" and "Michigan Educators Life Insurance Agency"), copyright, license, process, design, formula, computer program, trade secret, invention, label, slogan, drawing, design, technology, research and development, proprietary know-how and information and other intellectual property rights used in connection with the Business by either MEIA I or MELA and all registrations and applications for registration of the foregoing.

          "IRS" means the Internal Revenue Service.

          "Leased Property" means the real property located at 691 N. Squirrel Road, Auburn Hills, Michigan (including all buildings, improvements and structures located thereon and all appurtenances belonging thereto) of which the Agency is the lessee.

          "Letter of Intent" means the letter of intent dated December 31, 1996, made and entered into by and between Professionals and the Agency.

          "Liabilities" means any and all claims, debts, liabilities, commitments and obligations, whether as primary obligor or guarantor or otherwise, and whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured, including those arising under any law, action or governmental order or those arising under any contract, agreement, arrangement, commitment, undertaking or otherwise.

          "Lien" means any lien, easement, adverse claim, charge, encumbrance, security interest, mortgage, lease, restriction, right of way, license, condition, covenant or other title defect, restriction or matter of any kind affecting title.

          "Material Adverse Effect" means, with respect to any Person, a material adverse effect on (i) the condition (financial or otherwise), business, reserves, net worth, assets, properties or operations of such Person or
(ii) such Person's ability to consummate the transactions contemplated hereby.

          "MEIA I" means Michigan Educators Insurance Agency, Inc.

          "MEIA II" means MEEMIC Insurance Services Corporation, a wholly-owned subsidiary of Mutual.

          "MELA" means Michigan Educators Life Insurance Agency, Inc.

          "Minimum Cumulative Payment" means, with respect to September 1 of each of 1998 through 2004, inclusive, the amount set forth next to such date in the table below:

                    September 1, 1998   $23,500,000
                    September 1, 1999    24,500,000
                    September 1, 2000    25,500,000
                    September 1, 2001    28,500,000
                    September 1, 2002    32,500,000
                    September 1, 2003    37,500,000
                    September 1, 2004    43,000,000

          "Multiemployer Plan" means any multiemployer plan within the meaning of Section 3(37) of ERISA.

          "Mutual" means Michigan Educational Employees Mutual Insurance Company, a Michigan mutual insurance company.

          "Net Income" means the net income of the Agency, before income taxes.

          "Noncompetition Agreements" means the Noncompetition Agreements between Professionals and the shareholders of the Agency and between Professionals and the Agency in substantially the form attached hereto as
EXHIBIT 1.1(c).

          "Permits" means those items described in clause (g) of the definition of "Assets."

          "Person" means an individual, corporation, partnership, limited liability company, trust, organization, association, governmental agency or body or other entity.

          "PICOM" means PICOM Insurance Company, a subsidiary of Professionals.

          "Present Value of the Unpaid Purchase Price" means, as of any date on which any remittance is made pursuant to Section 2.6 (or Section 2.12(c)(v), the present value of the Purchase Price not theretofore paid to the Agency, if any, which for purposes of Section 2.6 and Section 2.12(c)(v) shall be established as $45,000,000 ($43,000,000 payable pursuant to the schedule included in the definition of Minimum Cumulative Payment and a $2,000,000 Bonus payable on September 1, 2004) less the Aggregate Payment made to date (which shall be subtracted from the foregoing schedule in chronological order), using a discount rate of 7% per annum, compounded on an actual/365 day basis. For example, if a cash-out option is exercised on October 3, 2001, and as of September 1, 2001, an Aggregate Payment of $35,000,000 had been paid, the following schedule would be used for purposes of a present value calculation:

          September 1, 2002        0              ($32,500,000 - $35,000,000)
          September 1, 2003   $2,500,000          ($37,500,000 - $35,000,000)
          September 1, 2004   $5,500,000          ($43,000,000 - $37,500,000)
          September 1, 2004   $2,000,000          (Bonus)

          "Professionals" means Professionals Insurance Company Management
Group.

          "Related Agreements" means the Escrow Agreement, the Subscription Agreement, the Noncompetition Agreements, the Mutual Guaranty, the Professionals Guaranty, the Releases, the Liquidating Trust Agreement, the Assignment and Assumption Agreements and all other agreements referred to herein which are necessary for the consummation of the transactions contemplated hereby.

          "Releases" means the releases executed by the Agency, its Affiliates and each of its directors, officers and shareholders in favor of MEIA II, Mutual, Professionals and PICOM, and their respective Affiliates, representatives, advisors, attorneys and accountants in substantially the form attached hereto as EXHIBIT 1.1(d).

          "Scale-Up Amount" means, as of any date written notice is given to the Agency of an early payment of the Purchase Price by MEIA II pursuant to Section 2.5, the amount set forth with respect to such date in the table below:

     Closing Date through August 31, 2000, inclusive             $1,000,000
     September 1, 2000 through August 31, 2001, inclusive         1,500,000
     September 1, 2001 through September 1, 2002, inclusive       2,000,000

provided that, from and after a Demutualization, the Scale-Up Amount shall be $2,000,000.

          "Subscription Agreement" means the Subscription Agreement among Mutual and MEIA II in substantially the form attached hereto as EXHIBIT 1.1(e).

          "Tangible Assets" means those items described in clause (b) of the definition of "Assets."

          "Tax" and "Taxes" means all federal, state, local, foreign and other taxes and excess profits charges or assessments caused to be paid by a Governmental Authority which are reasonably attributable to a period prior to the Closing Date, including, income, estimated income, business, occupation, franchise, property, sales, use, employment, excise, premium or withholding taxes and privilege fees, including interest, penalties, assessments, additions and deficiencies in connection therewith which are imposed by any law or regulation in effect on or before the Closing Date.

          "To the best of the Agency's knowledge" means the actual knowledge of John H. Mace, Jim R. Unrue, Kenneth Konieczka, Jerry Toller, Gary Vanek and all of the Agency's directors, after reasonable inquiry.

          "To the best of Professionals' knowledge" means the actual knowledge of Victor T. Adamo, R. Kevin Clinton, Ann Flood and all of Professionals' directors, after reasonable inquiry.

          (b) When used in this Agreement, the following terms shall have the meanings set forth in the applicable Section reference below:

          "AAA" -- Section 12.2(h).
          "Agency Agreements" -- Section 3.6.
          "Annual Calculation Date" -- Section 2.11(a).
          "Annual Installment Payment Date" -- Section 2.2(b).
          "Assignment and Assumption Agreement" -- Section 2.12(b). "Assumed Liabilities" -- Section 2.8.
          "Balance Sheet" -- Section 3.5(a).

          "Balance Sheet Date" -- Section 3.5(a).
          "Bonus" -- Section 2.4.
          "Claim" -- Section 12.2(d).
          "Claimant" -- Section 12.2(d).
          "Closing" -- Section 6.1.
          "Closing Date" -- Section 6.1.
          "Dispute Notice" -- Section 2.11(a).
          "Earn-out Period" -- Section 8.6.
          "Employee of the Business" -- Section 3.14.
          "Escrow Account" -- Section 2.9.
          "Escrow Agent" -- Section 2.9.
          "Escrow Agreement" -- Section 2.9.
          "Guaranteed Payments" -- Section 2.3.
          "Indemnitor" -- Section 12.2(d).
          "Inter-Creditor Agreement" -- Section 2.3.
          "Interim Financial Statements" -- Section 3.5(b).
          "Interim Period" -- Section 7.1.
          "Liquidating Trust Agreement" -- Section 2.12(a).
          "Mutual Guaranty" -- Section 2.3.
          "Notices" -- Section 13.1.
          "Plans" -- Section 3.16(a).
          "Professionals Guarantee" -- Section 2.3.
          "Professionals' Reports" -- Section 4.4(a).
          "Pro-Rata" -- Section 2.12(b).
          "Purchase Price" -- Section 2.2(a).
          "Releasors" -- Section 7.9(c).
          "Required Licenses" -- Section 3.10.
          "SEC" -- Section 4.4(a).
          "Start Date" -- Section 8.4(a).
          "Transitioned Employee" -- Section 8.4(a).

     1.2  CERTAIN RULES OF CONSTRUCTION.  For purposes of this Agreement:

          (a) The words "herein," "hereof" and "hereunder," and words of similar import, refer to this Agreement as a whole and not any particular provision of this Agreement, and references to Articles, Sections, Exhibits and/or Schedules, and similar references, are to Articles or Sections of, or Exhibits or Schedules to, this Agreement unless otherwise specified.

          (b) Unless the context otherwise requires: (i) the singular includes the plural, and VICE VERSA; (ii) all definitions and references to an agreement, instrument or document shall mean such agreement, instrument or document together with all exhibits and schedules thereto and any and all amendments, supplements or modifications thereto as the same may be in effect at the time such definition or reference is applicable for any purpose; (iii) all references to any Person shall include such Person's successors and permitted assigns; and (iv) the term "including" means including, without limitation.

          (c) Accounting terms used herein and not otherwise defined herein shall have the meanings attributed to them under generally accepted accounting principles.

                                      ARTICLE II

                            PURCHASE, SALE AND ASSUMPTION

     2.1 PURCHASE AND SALE. Subject to the terms and conditions set forth in this Agreement, the Agency shall sell, convey and assign to MEIA II (or cause to be sold, conveyed and assigned to MEIA II), and MEIA II shall purchase, effective on the Closing Date, the Assets, free and clear of all Liens, for the consideration set forth in Section 2.2.

     2.2  PURCHASE PRICE; PAYMENT OF THE PURCHASE PRICE.

The consideration to be paid to the Agency for the Assets (the "Purchase Price") shall be paid as follows, subject to adjustments as provided for in this
Article II:

          (a) On the Closing Date, MEIA II shall remit the sum of $22,500,000, less any adjustments pursuant to Section 2.13, to the Agency by wire transfer in immediately available funds according to wire transfer instructions provided to MEIA II by the Agency in writing prior to the Closing:

          (b) On September 1 of the years 1998 through 2004, inclusive (or the first business day thereafter which is not a bank holiday if September 1 is either not a business day or is a bank holiday) (each such September 1, an "Annual Installment Payment Date"), MEIA II shall remit the Installment Payment to be made on such Annual Installment Payment Date to the Agency, the amount of which Installment Payment shall be determined and paid as follows:

               (i) on each Annual Calculation Date, MEIA II shall compare 3.75% of the Cumulative Written Premiums to the Minimum Cumulative Payment with respect to the September 1 next succeeding such Annual Calculation Date;

               (ii) if 3.75% of Cumulative Written Premiums is less than the applicable Minimum Cumulative Payment, MEIA II shall remit to the Agency an amount, which amount (including any Guaranteed Payments) shall equal (A) the Minimum Cumulative Payment applicable for that year less (B) the Aggregate Payment to date (each such remittance to be an "Installment Payment");

               (iii) if 3.75% of Cumulative Written Premiums is more than the applicable Minimum Cumulative Payment, MEIA II shall remit to the Agency an amount, which amount shall equal (A) 3.75% of Cumulative Written Premiums less (B) the Aggregate Payment to date (each such remittance to be an "Installment Payment"); and

               (iv) remittance of Installment Payments shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the Agency in writing at least five business days before such remittances are to be made.

     2.3 GUARANTIES. Mutual shall guarantee payment of the Installment Payments payable under Section 2.2(b)(ii) to be made on the Annual Installment Payment Date in each of the years 1998 through 2000, inclusive, as provided in the Agreement of Guaranty attached hereto as Exhibit 2.3(a) (the "Mutual Guaranty"). Professionals shall guarantee payment of the Installment Payments payable under Section 2.2(b)(ii) on the Annual Installment Payment Date in years 2001 through 2004, inclusive, and the other consideration payable to the Agency in the years 1998 through 2004, inclusive, pursuant to Sections 2.4, 2.5, 2.6 and 2.7 as provided in the Agreement of Guaranty attached hereto as EXHIBIT 2.3(b) (the "Professionals Guaranty"). Payments made to the Agency pursuant to the Mutual Guaranty and/or the Professionals Guaranty (regardless of whether such remittances are made to the Agency by Mutual, Professionals or MEIA II) shall be referred to as "Guaranteed Payments." Neither Mutual nor Professionals shall have any obligation to make MEIA II's Installment Payments except as set forth in the Mutual Guaranty and the Professionals Guaranty, respectively. As among one another, MEIA II, Mutual and Professionals shall remit and reimburse Guaranty Payments as provided in the Inter-Creditor Agreement attached hereto as
EXHIBIT 2.3(c) (the "Inter-Creditor Agreement").

     2.4 BONUS. On September 1, 2004 (or the first business day thereafter which is not a bank holiday if September 1 is either not a business day or is a bank holiday), Professionals shall pay to the Agency a bonus (the "Bonus") equal to $2,000,000 less, on a dollar for dollar basis, the amount by which 3.75% of Cumulative Written Premiums, as of such September 1, is less than or greater than $43,000,000; PROVIDED that the Bonus cannot be less than zero. Such Bonus shall be remitted to the Agency by wire transfer of immediately available funds according to wire transfer instructions provided by the Agency in writing to Professionals at least five business days before such remittance is to be made.

     2.5 EARLY PAYMENT OF PURCHASE PRICE. At any time on or prior to September 1, 2002, upon 30 days prior written notice to the Agency, MEIA II may pay to the

Agency, or Professionals may cause MEIA II to pay to the Agency, an amount equal to the excess, if any, of $43,000,000, plus the Scale-Up Amount, over the Aggregate Payment as of the September 1 immediately preceding such date. Any such amount shall be payable as provided in Section 2.12 of this Agreement.
Such early payment of Purchase Price shall be remitted to the Agency by wire transfer of immediately available funds according to wire transfer instructions provided in writing by the Agency to MEIA II at least five business days before such remittance is to be made. Receipt of the consideration contemplated by this section shall extinguish the right to receive any further payments pursuant to this Article II.

     2.6 CASH-OUT OPTION. Within two years of the closing of a Demutualization and upon 30 days' prior written notice to MEIA II, the Agency may cause MEIA II to remit to the Agency an amount equal to the Present Value of the Unpaid Purchase Price. Any such remittance shall be made by wire transfer of immediately available funds according to wire transfer instructions provided in writing to MEIA II by the Agency, at least five business days before such payment is to be made. Receipt of the consideration contemplated by this section shall extinguish the right to receive any further payments pursuant to this Article II.

     2.7 CASH-OUT REQUIREMENT. Upon the occurrence of a Change of Control with respect to (a) Professionals, (b) Mutual (other than a Demutualization and other than any Change of Control immediately following which Mutual is an Affiliate of Professionals), (c) any Affiliate of Professionals which "controls," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, Mutual (other than any Change of Control immediately following which Mutual is an Affiliate of Professionals) or (d) MEIA II (other than any Change of Control immediately following which MEIA II is an Affiliate of Professionals), MEIA II shall remit to the Agency an amount equal to the excess, if any, of $45,000,000 over the Aggregate Payment made to date. Any such remittance shall be made by MEIA II to the Agency by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the Agency in writing at least five business days before such remittance is to be made. Receipt of the consideration contemplated by this Section shall extinguish the right to receive any further payments pursuant to this Article II.

     2.8 LIABILITIES. Except for obligations under the Assumed Contracts, the Agency's obligations to its solicitors as described on the attached
Schedule 2.8(a) and all of the Agency's accrued charges for employee benefits, but only to the extent described and for the amounts set forth on the attached
Schedule 2.8(b) (which Schedule shall be updated as of the Closing Date at Closing) (collectively, the "Assumed Liabilities"), MEIA II is not assuming, and shall not be liable for, any of the Agency's Liabilities or Taxes of any nature or kind whatsoever, whether existing now or as of the Closing Date or thereafter. All of such Liabilities or Taxes, including any obligations to former officers, directors or shareholders and any employee salaries and benefit costs incurred or accrued prior to the Closing, shall be solely those of the Agency. At or prior to the Closing, the Agency shall repay any sums it owes to Mutual.

     2.9 ESTABLISHMENT OF ESCROW ACCOUNT. On January 10, 1997, Professionals deposited the Earnest Money Deposit into an account (the "Escrow Account") with Capital National Bank (the "Escrow Agent") pursuant to an agreement in the form attached hereto as EXHIBIT 2.9 (the "Escrow Agreement"). At the Closing, the Agency and PICOM shall deliver to the Escrow Agent executed instructions authorizing the Escrow Agent to disburse the Earnest Money Deposit (including all interest accrued thereon) to PICOM. In the event the Closing does not occur prior to December 31, 1997, the Escrow Agent shall make disbursements from the Escrow Account in accordance with the Escrow Agreement.

     2.10 ALLOCATION OF PURCHASE PRICE.  The  consideration contemplated by
Section 2.2 shall be allocated for all purposes (including for financial accounting and tax reporting) as set forth on the attached Schedule 2.10. MEIA II and the Agency will file their respective tax returns and forms in a manner that is consistent with such allocation. MEIA I, MELA, MEIA II and Professionals acknowledge that, notwithstanding the manner in which such consideration is allocated as set forth on Schedule 2.10 or otherwise, no additional consideration will be paid for the Assets.

     2.11 CALCULATION OF CUMULATIVE WRITTEN PREMIUMS.

          (a) On or before August 15 of each year in which Installment Payments are to be made (or the first business day thereafter if August 15 is not a business day) (the "Annual Calculation Date"), MEIA II shall calculate the Cumulative Written Premiums, in accordance with generally accepted accounting principles (though "GAAP" financial statements need not be prepared) consistently applied. With respect to any applicable year, MEIA II shall assume, for purposes of such calculation, that 50% of the premiums in respect of Applicable Policies for July relate to the first 13 calendar days of such July and 50% relate to in the last 18 days of such July. MEIA II shall provide to the Agency a copy of its calculation of Cumulative Written Premiums, together with its calculation of the Installment Payment, if any, to be made to the Agency on the Annual Installment Payment Date next succeeding such Annual Calculation Date, certified by an executive officer of MEIA II as being true and correct. The Agency shall have until the October 14 next succeeding such Annual Calculation Date to notify MEIA II in writing of any objections thereto, reasonably and sufficiently describing the basis for any such objections (a "Dispute Notice").

          (b) In the event a Dispute Notice is received by MEIA II on or prior to the date an Installment Payment is to be made, MEIA II shall only be obligated to pay that portion of such Installment Payment that is not the subject of such Dispute Notice. Likewise, Mutual and Professionals shall only be obligated to pay that portion of such Installment Payment that is not the subject of such Dispute Notice under the terms of the Mutual Guaranty and the Professionals Guaranty, respectively, until resolution of such Dispute Notice. In the event a Dispute Notice is received by MEIA II, MEIA II shall ensure that Mutual (in the years 1998 to 2000, inclusive) and Professionals (in the years 2001 to 2004, inclusive) each promptly receive a copy of the Dispute Notice.

          (c) MEIA II and the Agency shall each use reasonable efforts to resolve any objections set forth in the Dispute Notice. If MEIA II and the Agency shall be unable to resolve any objections set forth in the Dispute Notice within 15 days following receipt thereof by MEIA II, the Agency and MEIA II shall promptly select a "Big 6" independent auditing firm, which shall not be the general auditor of any of the Agency or MEIA II, Mutual and Professionals, to resolve any objections set forth in the Dispute Notice. If the Agency and MEIA II are unable to promptly agree on the selection of any such firm, such firm shall be selected by lot. The resolution of the Dispute Notice by such firm shall be conclusive and binding on MEIA II and the Agency.

          (d) If, in its resolution, the auditing firm concludes that the Cumulative Written Premiums exceed the amount calculated and certified by MEIA II, MEIA II shall pay all fees and expenses of such firm. If, in its resolution, the auditing firm concludes that the Cumulative Written Premiums are less than or equal to the amount calculated and certified by MEIA II, the Agency shall pay all fees and expenses of such firm.

          (e) If the Installment Payment to be made on any such Annual Installment Payment Date, as finally determined (whether by mutual agreement or by an independent auditing firm) shall be greater than the Installment Payment made on such Annual Installment Payment Date, MEIA II shall promptly pay to the Agency such excess, plus interest thereon at a rate of 7% per annum from such Annual Installment Payment Date until the date payment thereof shall be made.
If the Installment Payment to be made on any Annual Installment Payment Date, as finally determined (whether by mutual agreement or by an independent auditing firm), shall be less than the Installment Payment made on such Annual Installment Payment Date, the Agency shall promptly pay to MEIA II such deficiency plus interest thereon at a rate of 7% per annum from such Annual Installment Payment Date until the date payment thereof shall be made.

          (f) MEIA II shall make available to the Agency and its agents and representatives and any independent auditing firm selected to resolve any objections set forth in the Dispute Notice, at reasonable times and upon reasonable notice, the workpapers and other supporting documentation used by MEIA II in preparation of the foregoing calculations.

     2.12 ASSIGNMENT OF RIGHTS TO INSTALLMENT PAYMENTS.

          (a) Not later than the first anniversary of the Closing Date, MEIA I and MELA shall concurrently (and not other than concurrently) assign to a liquidating trust created pursuant to a Liquidating Trust Agreement in substantially the form attached hereto as EXHIBIT 2.12(a) (the "Liquidating Trust Agreement"), among other things, all of: (i) the consideration delivered pursuant to Section 2.2(a) (or any portion thereof remaining after payment of any of the expenses and/or liabilities of the Agency); (ii) their respective rights in and to the Installment Payments to be made pursuant to Section 2.2(b);(iii) the other consideration contemplated by Sections 2.4, 2.5, 2.6 and 2.7, and (iv) the rights of the Agency with respect to the guarantee given by Professionals in favor of the Agency under the Professionals Guaranty and the guarantee given by Mutual in favor of the Agency under the Mutual Guaranty; PROVIDED that such consideration and rights shall be assigned subject to (and not other than subject to), among other things, the obligations of MEIA I, MELA and their respective successors and assigns set forth in this Agreement, including but not limited to Sections 7.4, 7.9, 7.10 and 12.2.
Except as contemplated by this Section 2.12(a), the Agency shall not distribute any of such consideration or rights, or any earnings thereon, any accretions therein, any proceeds thereof or any substitutions therefor, to any of the Agency's shareholders or any other Person prior to the eighth anniversary of the Closing Date other than in such amounts and at such times as the Agency shall in good faith determine to be necessary to satisfy any federal, state or local tax liability of any of the Agency's shareholders directly related to any election by the Agency to be treated as an S corporation (as defined in Section 1361(a) of the Code).

     Pursuant to the terms of the Liquidating Trust Agreement, the Trust (as defined by the Liquidating Trust Agreement) may thereafter assign its assets, and rights to the shareholders of the Agency on a pro-rata basis as described therein in accordance with the terms of an Assignment and Assumption Agreement in substantially the form attached hereto as EXHIBIT 2.12(b). The Trust may only exercise such assignment and assumption option with the same effective date for at least 22 shareholders unless otherwise approved in writing by MEIA II and Professionals. Such assignment and assumptions shall only become effective with respect to MEIA II upon thirty days prior written notice thereof, accompanied by fully completed and executed copies of the applicable Assignment and Assumption Agreements for each shareholder.

          (b) "Pro-Rata" means, with respect to each shareholder of MEIA I and MELA as of the date of the assignment and assumption, such shareholder's percentage ownership of the common stock of MEIA I and MELA held or owned of record by all shareholders of MEIA I and MELA as of such date, which figure shall be included in the Assignment and Assumption Agreement provided to MEIA
II. MEIA I and MELA each agree that such percentage ownership shall be determined as the undivided percentage interest of such shareholder as set forth in SCHEDULE 2.03 of the Liquidating Trust Agreement.

          (c) In the event of an assignment and assumption by the Trust to the shareholders pursuant to Section 2.12(a), the provisions of Section 2.2(b), 2.3, 2.4, 2.5, 2.6, 2.7 and 2.11 shall be modified as follows; provided, however, that if following any such assignment and assumption any shareholder(s) have not fully completed and executed the Assignment and Assumption Agreement, such shareholder's Pro-Rata share, as determined below, shall continue to be paid to the Trust until such time as the fully completed and executed Assignment and Assumption Agreement(s) are received by MEIA II.

          (i) Section 2.2(b) shall read in its entirety as follows:

               (i) Until such time as any of the shareholders of the Agency exercises his or her individual cash out option as provided in Section
          2.6 (as restated by Section 2.12(c)(v)), on September 1 of the years 1998 through 2004, inclusive (or the first business day thereafter which is not a bank holiday if September 1 is either not a business day or is a bank holiday) (each such September 1, an "Annual Installment Payment Date"), MEIA II shall remit the Installment Payments to be made to the Agency's shareholders, the amount of which Installment Payments shall be determined and paid as follows:

               (A) On each Annual Calculation Date, MEIA II shall compare 3.75% of the Cumulative Written Premiums to the Minimum Cumulative Payment with respect to the September 1 next succeeding such Annual Calculation Date.

               (B) If 3.75% of Cumulative Written Premiums is less than the applicable Minimum Cumulative Payment, MEIA II shall remit to the shareholders on a Pro-Rata basis an amount, which amount (including Guaranteed Payments) shall equal
                      (i) the Minimum Cumulative Payment applicable for that year less (ii) the Aggregate Payment to date (each such remittance to be an "Installment Payment").

               (C) If 3.75% of Cumulative Written Premiums is more than the applicable Minimum Cumulative Payment, MEIA II shall remit to the shareholders on a Pro-Rata basis an amount, which amount (including Guaranteed Payments) shall equal
                      (i) 3.75% of Cumulative Written Premiums less (ii) the Aggregate Payment to date (each such remittance to be an "Installment Payment").

               (D) Remittances of Installment Payments shall be made on a Pro-Rata basis by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made.

               (ii) Upon the exercise by a shareholder or shareholders of his or her individual cash out option as provided in Section 2.6 (as restated by Section 2.12(c)(v)), on September 1 of the years 1998 through 2004, inclusive (or the first business day thereafter which is not a bank holiday if September 1 is either not a business day or is a bank holiday) (each such September 1, an "Annual Installment Payment Date"), MEIA II shall remit the Installment Payments to be made to the Agency's shareholders, the amount of which Installment Payments shall be determined and paid as follows:

               (A) On each Annual Calculation Date, MEIA II shall compare the Pro-Rata portion of 3.75% of the Cumulative Written Premiums for each shareholder who has not exercised his or her individual cash-out option under Section 2.6 (as restated by Section 2.12(c)(v)) to the Pro-Rata portion of the Minimum Cumulative Payment for each such shareholder with respect to the September 1 next succeeding such Annual Calculation Date.

               (B) If the Pro-Rata portion of 3.75% of Cumulative Written Premiums for each shareholder who has not exercised his or her individual cash-out option under Section 2.6 (as restated by Section 2.12(c)(v)) is less than such shareholder's Pro Rata portion of the applicable Minimum Cumulative Payment, MEIA II shall remit to each such shareholder an amount, which amount (including Guaranteed Payments) shall equal (i) the Pro-Rata portion Minimum Cumulative Payment applicable for that year for such shareholder less (ii) the Pro-Rata portion of the Aggregate Payment (excluding any bonus paid to shareholders exercising their individual cash out option under Section 2.6 (as restated by Section 2.12(c)(v)) to date (each such remittance to be an "Installment Payment").

               (C) If the Pro-Rata portion of 3.75% of Cumulative Written Premiums for each shareholder who has not exercised his or her individual cash-out option under Section 2.6 (as restated by Section 2.12(c)(v)) is more than the applicable Minimum Cumulative Payment, MEIA II shall remit to each such shareholder an amount, which amount (including Guaranteed Payments) shall equal (i) the Pro-Rata portion of 3.75% of Cumulative Written Premiums less (ii) the Pro-Rata portion of the Aggregate Payment (excluding any bonus paid to shareholders exercising their individual cash out option under Section 2.6 (as restated by Section 2.12(c)(v)) to date; provided, however, that MEIA II shall only be obligated to make such payment from funds available after satisfaction of its obligations to Mutual and/or Professionals under the terms of the Inter-Creditor Agreement, as executed on the Closing Date and without regard to any subsequent modification or amendment thereto (each such remittance to be an "Installment Payment").

               (D) Remittances of Installment Payments shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made.

          (ii) Section 2.3 shall read in its entirety as follows:

          GUARANTIES. Mutual shall guarantee payment of the Installment Payments payable under Section 2.2(b)(i)(B) and Section 2.2(b)(ii)(B) (as such provisions are restated by Section 2.12(c)(i)) to be made on the Annual Installment Payment Date in each of the years 1998 through 2000, inclusive as provided in the Agreement of Guaranty attached hereto as EXHIBIT 2.3(a) (the "Mutual Guaranty"). Professionals shall guarantee payment of the Installment Payments payable under Section 2.2(b)(i)(B) and Section 2.2(b)(ii)(B) (as such provisions are restated by Section 2.12(c)(i)) to be made on the Annual Installment Payment Date in each of the years 2001 through 2004, inclusive, and the other consideration to be paid to the Agency's shareholders in the years 1998 through 2004, inclusive, pursuant to Sections 2.4, 2.5, 2.6 and 2.7 (as such provisions are restated by Sections 2.12(c)(iii), (iv), (v) and (vi)), as provided in the Agreement of Guaranty attached hereto as EXHIBIT 2.3(b) (the "Professionals Guaranty"). Payments made to the shareholders pursuant to the Mutual Guaranty and/or the Professionals Guaranty (regardless of whether such remittances are made to the shareholders by Mutual, Professionals or MEIA II) shall be referred to as "Guaranteed Payments." Neither Mutual nor Professionals shall have any obligation to make MEIA II's Installment Payments except as set forth in the Mutual Guaranty and the Professionals Guaranty, respectively. As among one another, MEIA II, Mutual and Professionals shall remit and reimburse Guaranteed Payments as provided in the Inter-Creditor Agreement attached hereto as EXHIBIT 2.3(c) (the "Inter-Creditor Agreement").

          (iii)  Section 2.4 shall read in its entirety as follows:

          BONUS. On September 1, 2004 (or the first business day thereafter which is not a bank holiday if September 1 is either not a business day or is a bank holiday), Professionals shall pay to each shareholder of the Agency who has not exercised his or her cash out option pursuant to Section 2.6 (as restated by Section 2.12(c)(v)) a bonus (the "Bonus") equal to the shareholder's Pro-Rata share of $2,000,000 less, on a dollar for dollar basis, the amount by which 3.75% of Cumulative Written Premiums, as of such September 1 is less than or greater than $43,000,000,

          PROVIDED that the Bonus cannot be less than zero. Remittance of each shareholder's Bonus shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made.

          (iv)  Section 2.5 shall read in its entirety as follows:

          EARLY PAYMENT OF PURCHASE PRICE. At any time on or prior to September 1, 2002, upon 30 days' prior written notice to each of the Agency's shareholders (at the address provided by the shareholder in his or her Assignment and Assumption Agreement, which address may be amended by prior written notice to the Agency pursuant to the Section 13.1) who has not exercised his or her cash-out option pursuant to Section 2.6 (as restated by Section 2.12(c)(v)) MEIA II may pay to each such shareholder, or Professionals may cause MEIA II to pay to each such shareholder, an amount equal to such shareholder's Pro-Rata portion of $43,000,000 plus such shareholder's Pro-Rata portion of the Scale-Up Amount, if any, over such shareholder's Pro-Rata portion of the Aggregate Payment (excluding any bonus paid to shareholders exercising their individual cash-out option under Section 2.6 (as restated by Section 2.12(c)(v)) as of the September 1 immediately preceding such date. Remittance of such amounts shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made. Receipt of the consideration contemplated by this Section shall extinguish the right to receive any further payments pursuant to this
          Article II.

          (v)  Section 2.6 shall read in its entirety as follows:

          CASH-OUT OPTION. Within two years of the closing of a Demutualization, and upon 30 days' prior written notice to MEIA II, each shareholder of the Agency who has not exercised his or her cash out option pursuant to Section 2.6 (as restated by Section 2.12(c)(v)) may cause MEIA II to remit to such shareholder an amount equal to such shareholder's Pro-Rata share of the Present Value of the Unpaid Purchase Price. Remittance of such amounts shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made. Receipt of the consideration contemplated by this Section shall extinguish the right to receive any further payments pursuant to this Article II.

          (vi)  Section 2.7 shall read in its entirety as follows:

          CASH-OUT REQUIREMENT. Upon the occurrence of a Change of Control with respect to (a) Professionals, (b) Mutual (other than a Demutualization and other than any Change of Control immediately following which Mutual is an Affiliate of Professionals), (c) any Affiliate of Professionals which "controls," as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, Mutual (other than any Change of Control immediately following which Mutual is an Affiliate of Professionals), or (d) MEIA II (other than any Change of Control immediately following which MEIA II is an Affiliate of Professionals), MEIA II shall remit to each shareholder of the Agency who has not exercised his or her cash-out option pursuant to
          Section 2.6 (as restated by Section 2.12(c)(v)), an amount equal to the excess, if any, of such shareholder's Pro-Rata portion of $45,000,000 over such shareholder's Pro-Rata portion of the Aggregate Payment (excluding any bonus paid to shareholders exercising their individual cash-out options under Section 2.6 (as restated by Section 2.12(c)(v)) as of the September 1 immediately preceding the date of such occurrence. Remittance of such amounts shall be made by wire transfer of immediately available funds according to wire transfer instructions provided to MEIA II by the shareholders in writing at least ten (10) business days before such remittances are to be made. Receipt of the consideration contemplated by this Section shall extinguish the right to receive any further payments pursuant to this
          Article II.

          (vii)  Section 2.11 shall read in its entirety as follows:

          CALCULATION OF CUMULATIVE WRITTEN PREMIUMS.

               (a) On or before August 15 of each year in which Installment Payments are to be made (or the first business day thereafter if August 15 is not a business day (the "Annual Calculation Date"), MEIA II shall calculate the Cumulative Written Premiums in accordance with generally accepted accounting principles consistently applied (though "GAAP" financial statements need not be prepared for this purpose). With respect to any applicable year, MEIA II shall assume, for purposes of such calculation, that 50% of the premiums in respect of Applicable Policies for July relate to the first 13 calendar days of such July and 50% relate to the last 18 days of such July. MEIA II shall provide each of the Agency's shareholders (at the address provided by the shareholder in his or her Assignment and Assumption Agreement, which address may be amended by prior written notice to the Agency pursuant to the
                      Section 13.1) who has not exercised his or her cash-out option pursuant to Section 2.6 (as restated by Section 2.12(c)(v)) a copy of its calculation of Cumulative Written Premiums and each such shareholder's Pro-Rata share of the Installment Payment, if any, to be made to such shareholder on the Annual Installment Payment Date next succeeding such Annual Calculation Date, certified by an executive officer of MEIA II as being true and correct.

                      Until the October 14 next succeeding such Annual Calculation Date, the shareholders who have not exercised their cash-out options pursuant to Section 2.6 (as restated by Section 2.12(c)(v)) may collectively and by majority decision (according to their respective Pro-Rata shares) notify MEIA II in writing of any objections to the Cumulative Written Premiums calculation, reasonably and sufficiently describing the basis for any such objections (a "Dispute Notice"). In addition, until the October 14 next succeeding such Annual Calculation Date, each such shareholder may notify MEIA II in writing of any objections to the calculation of his or her individual Installment Payment (also a "Dispute Notice"); provided, however, that such shareholder is not entitled to dispute on an individual basis either (i) the Cumulative Written Premiums calculation, (ii) the Aggregate Payment calculation, or (iii) the Pro-Rata figure used in determining the individual Installment Payment.

               (b) In the event a Dispute Notice is received by MEIA II on or prior to the date an Installment Payment is to be made, MEIA II shall only be obligated to pay that portion of such Installment Payment that is not the subject of such Dispute Notice. Likewise, Mutual and Professionals shall only be obligated to pay that portion of such Installment Payment that is not the subject of such Dispute Notice under the terms of the Mutual Guaranty and the Professionals Guaranty, respectively, until resolution of such Dispute Notices. In the event a Dispute Notice is received by MEIA II, MEIA II shall ensure that Mutual (in the years 1998 through 2000, inclusive) and Professionals (in the years 2001 through 2004, inclusive) each promptly receive a copy of the Dispute Notice.

               (c) MEIA II and the disputing shareholder(s) shall each use reasonable efforts to resolve any objections set forth in the Dispute Notice. If MEIA II and the disputing shareholder(s) shall be unable to resolve any objections set forth in the Dispute Notice within 15 days following receipt thereof by MEIA II, the Agency and MEIA II shall promptly select a "Big 6" independent auditing firm, which shall not be the general auditor of MEIA II, Mutual, Professionals or such shareholder to resolve any objections set forth in the Dispute Notice. If the disputing shareholder(s) and MEIA II are unable to promptly agree on the selection of any such firm, such firm shall be selected by lot. The resolution of the Dispute Notice by such firm shall be conclusive and binding on MEIA II and the shareholders.

               (d) If, in its resolution, the auditing firm concludes that the Cumulative Written Premiums exceed the amount calculated and certified by MEIA II, MEIA II shall pay all fees and expenses of such firm. If, in its resolution, the auditing firm concludes that the Cumulative Written Premiums are less than or equal to the amount calculated and certified by MEIA II, the disputing shareholders shall pay all fees and expenses of such firm.

               (e) If the Installment Payment to be made on any such Annual Installment Payment Date, as finally determined (whether by mutual agreement or by an independent auditing firm) shall be greater than the Installment Payment made on such Annual Installment Payment Date, MEIA II shall promptly pay to such shareholder(s) the applicable excess, plus interest thereon at a rate of 7% per annum from such Annual Installment Payment Date until the date payment thereof shall be made. If the Installment Payment to be made on any Annual Installment Payment Date as finally determined (whether by mutual agreement or by an independent auditing firm) shall be less than the Installment Payment made on such Annual Installment Payment Date, the shareholders shall promptly pay to MEIA II the deficiency, plus interest thereon at a rate of 7% per annum from such Annual Installment Payment Date until the date payment thereof shall be made.

               (f) MEIA II shall make available to the disputing shareholder(s) and his or her agents and representatives and any independent auditing firm selected to resolve any objections set forth in the Dispute Notice, at reasonable times and upon reasonable notice, the workpapers and other supporting documentation used by MEIA II in preparation of the foregoing calculations.

     (vii) The terms of this Section 2.12 shall not provide any shareholder with the right to bring any independent claims against MEIA II, Professionals and/or Mutual arising out of or in any way related to its or their failure to deliver any of the Installment Payments or other consideration contemplated by Sections 2.4, 2.5, 2.6 and 2.7 (in each case as modified by this Section 2.12), whether such claims shall be made under this Asset Purchase Agreement, the Professionals Guaranty or the Mutual Guaranty, it being understood that such claims are retained by the Trustee pursuant to the terms of the Liquidating Trust Agreement.

     2.13 PREPAIDS AND OTHER ADJUSTMENTS. All accrued or prepaid charges for utilities, property taxes, special assessments and other obligations under Assumed Contracts shall be prorated, as of the Closing Date, at Closing. In addition, at Closing, the Agency shall provide to MEIA II and Professionals a schedule of prorations, certified as being true and correct, disclosing all current employee salaries, benefits, sick-pay and vacation costs, payroll taxes, rents and operating expenses, commissions due to solicitors and all other expenses related to current operations, which as of the Closing Date shall have been accrued by the Agency but not paid. All of such items shall be prorated, as of the Closing Date, at Closing. At Closing, the Agency will also provide to MEIA II and Professionals an updated Schedule 2.8(b), certified as being true and correct, disclosing all amounts accrued by the Agency through the Closing Date for employee benefits. The Purchase Price shall be reduced by (i) the aggregate amount of such accruals, and (ii) the amount of any outstanding loans or other evidences of indebtedness owed by the Agency to Mutual, repayment of which is required by Section 2.8, and (iii) if the Closing shall occur on or after October 2, 1997, an amount equal to 3.75% of Cumulative Written Premiums, if any, for the period of October 1, 1997 to and including the Closing Date.
Any item not disclosed on such certified schedules shall remain a Liability solely of the Agency.

     2.14 INTEREST ON INSTALLMENT PAYMENTS. The Agency and MEIA II acknowledge that this Agreement does not provide for the payment of any interest on any of the Installment Payments, but that the provisions of Code Section 1274 may require interest to be imputed with respect to the Installment Payments. Accordingly, if and to the extent that Code Section 1274 requires interest to be so imputed, such interest shall be imputed at the lowest applicable Federal rate allowed under Code Section 1274. The Agency and MEIA II acknowledge and agree that even if interest is imputed under Code Section 1274, no additional consideration will be paid by MEIA II for the Assets pursuant to this Agreement.



                                     ARTICLE III

                                 REPRESENTATIONS AND
                               WARRANTIES OF THE AGENCY

     Each of MEIA I and MELA represents and warrants to MEIA II and Professionals that, as of the date hereof and as of the Closing Date:

     3.1 ORGANIZATION. Each of MEIA I and MELA is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and each has all requisite corporate power to enter into this Agreement, to perform each of the other agreements contained herein and to own, lease and operate its properties and assets and carry on its business as currently operated. Each of MEIA I and MELA is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned, leased or operated by it requires qualification or licensure.

     3.2 AUTHORITY. The execution and delivery of this Agreement and each of the Related Agreements to which either MEIA I or MELA is a party, and the consummation of the transactions contemplated hereby or thereby, have been duly and validly authorized by the Board of Directors of each of MEIA I and MELA and all other necessary corporate action on the part of either MEIA I or MELA or their respective Affiliates, and the agreements of each of MEIA I and MELA contained herein constitute valid and legally binding obligations enforceable in accordance with their terms.

     3.3 THE AGENCY'S REQUISITE CONSENTS; NONVIOLATION. The execution and delivery of this Agreement and each of the Related Agreements to which either MEIA I or MELA is a party, and the consummation of the transactions contemplated hereby and thereby in compliance with the terms hereof and thereof, by the Agency, do and will not, (a) except for the consent of the Michigan Commissioner of Insurance and as otherwise described on the attached SCHEDULE 3.3, require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any Person or Governmental Authority, the absence of which would have a Material Adverse Effect on the Business or MEIA I's or MELA's ability to perform its obligations hereunder, (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of either MEIA I or MELA,
(c) constitute a default under, violate, conflict with or result in the termination of any Assumed Contract, judgment, order, injunction or decree to which either MEIA I or MELA is a party, or by which either is bound or to which either MEIA I or MELA, or any of their respective properties, is subject (except where such default, violation, conflict or termination would not have a Material Adverse Effect on either MEIA I or MELA or on the ability of MEIA I, MELA, MEIA II or Professionals to consummate the transactions contemplated hereby or on the ability of MEIA II to own and operate the Business and Assets from and after the Closing), other than as described on the attached SCHEDULE 3.3(d) result in the creation or imposition of any Lien on the Assets or in any Person (other than MEIA II) obtaining the right to acquire any of the properties, rights or assets used in the Business or (e) upon the obtaining of any required governmental approvals, conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over either MEIA I or MELA or any of their respective assets or properties (except where such conflict or violation would not have a Material Adverse Effect on MEIA I or MELA or on the ability of MEIA I, MELA, MEIA II and Professionals to consummate the transactions contemplated hereby or on the ability of MEIA II to own and operate the Business and Assets from and after Closing).

     3.4  ASSETS.

          (a) TITLE TO ASSETS. Either MEIA I or MELA, as the case may be, has good and marketable title to the Assets free and clear of any imperfection of title or Lien of any kind or nature, except (i) for Liens for current taxes not yet due and payable, (ii) such imperfections of title as do not materially detract from or interfere with the present use of the Assets subject to or affected thereby, or otherwise materially impair the use of the Assets, and
(iii) as described on the attached SCHEDULE 3.4(a).

          (b) SUFFICIENCY OF ASSETS. The Assets, taken as a whole, constitute all the material properties, assets and rights used primarily in the operation of the Business. The Assets, together with the licenses, services and arrangements provided pursuant to this Agreement comprise all tangible and intangible rights, assets and services the use of which is necessary for the continued conduct of the Business by MEIA II as now being conducted by MEIA I or MELA.

          (c) CONDITION OF ASSETS. The Tangible Assets are in good operating condition and repair (reasonable wear and tear excepted) and are free from any material defect.

          (d) LEASED PROPERTY. The attached SCHEDULE 3.4(d) identifies the Leased Property, all other real property leased or under option to be leased by the Agency and specifies the name of the lessor thereof, the lease term and the basic annual rent. No other real property is used in the conduct of the Business and neither MEIA I nor MELA leases any real property as lessor or owns any real property. Either MEIA I or MELA has a valid, enforceable leasehold estate in the Leased Property, free and clear of any Lien. Each of MEIA I and MELA enjoys peaceful and undisturbed possession of all of the property described on the attached SCHEDULE 3.4(d). There are no subleases in effect with respect to the Leased Property nor condemnation proceedings pending or, to the best of the Agency's knowledge, threatened with respect to the Leased Property. Neither the operations of MEIA I and MELA on any of such real property, nor such real property, including improvements thereon, violates any applicable building code, zoning requirement or classification, or pollution control ordinance or statute relating to the particular property or to such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

     3.5  FINANCIAL STATEMENTS.

          (a) Each of MEIA I and MELA has delivered to MEIA II and Professionals true and correct copies of: (i) the audited and unaudited combined financial statements of each of MEIA I and MELA (including balance sheets, statements of operations, stockholders' equity and cash flows and all notes and schedules thereto, if any) as of and for the years ended December 31, 1995, prepared on the basis of generally accepted accounting principles, including a report thereon by KMPG Peat Marwick, LLP, and (ii) combined unaudited financial statements of each of MEIA I and MELA, prepared on the basis of generally accepted accounting principles, including a balance sheet (the "Balance Sheet") and statements of operations and stockholders' equity, all as of December 31, 1996 (the "Balance Sheet Date") and December 31, 1994, as reviewed by KMPG Peat Marwick, LLP.

          (b) Promptly following the end of January 1997 and each subsequent monthly accounting period completed prior to the Closing Date, each of MEIA I and MELA will cause to be delivered to Professionals and MEIA II updated financial statements prepared in a manner consistent with the unaudited financial statements delivered pursuant to Section 3.5(a)(ii) (collectively, the "Interim Financial Statements"), with respect to such accounting period prepared in the ordinary course of business consistent with past practices.

          (c)  As of their respective dates, the statements delivered under
Section 3.5(a) and all Interim Financial Statements to be delivered under
Section 3.5(b), (1) do (and, with respect to Interim Financial Statements to be delivered between this date and the Closing Date, will) not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, (2) fairly present (or, if applicable, will fairly present) the financial position of each of MEIA I and MELA as of the dates indicated therein and the results of its operations for the periods covered thereby, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (subject, with respect to Interim Financial Statements, to normal recurring year-end adjustments), and (3) are in accordance with the books and records of each of MEIA I and MELA.

          (d) The Balance Sheet reflects all of the assets and properties, real and personal, used by MEIA I and MELA in their respective businesses, or otherwise held by either MEIA I or MELA, except for (a) property acquired or disposed of in the ordinary and usual course of business since the Balance Sheet Date and (b) property not required under generally accepted accounting principles to be reflected thereon.

          (e) Except as described on the attached SCHEDULE 3.5(e), at the Balance Sheet Date and on the date of any balance sheet delivered with Interim Financial Statements between this date and the Closing Date, neither MEIA I nor MELA had or will have any material liabilities or obligations of any nature, absolute, contingent or otherwise, not fully or properly reflected or reserved against in such balance sheet, required to be disclosed on a balance sheet prepared in conformity with generally accepted accounting principles, and not otherwise paid in full by MEIA I or MELA.

     3.6  CONTRACTS.

          (a) The attached SCHEDULE 3.6 lists all outstanding contracts, leases and commitments (except for insurance policies issued outside of the ordinary course of business, which are listed on SCHEDULE 3.13), whether written or oral, to which either MEIA I or MELA is a party or any of their respective properties are subject (the "Agency Agreements"), including, for illustrative purposes only, the following:

               (i) any contract, lease or commitment or series of related contracts, leases or commitments, obligated to make aggregate payments in excess of $20,000;

               (ii) management or employment contracts (other than oral agreements for employment at will), consulting contracts, collective bargaining contracts or other agreements with any labor union or termination and severance agreements;

               (iii) notes, mortgages, deeds of trust, loan agreements, security agreements, guaranties, debentures, indentures, credit agreements, warehousing agreements, repurchase agreements and other evidence of indebtedness, other than endorsements for collection or deposit in the ordinary course of business;

               (iv) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement);

               (v) stock option, stock purchase, warrant, repurchase or other contracts or agreements with any employee or officer of the Agency relating to the shares of capital stock of either MEIA I or MELA;

               (vi) contracts or agreements with reinsurers, managing general agents, managing general underwriters, general agents, underwriters, agents, investment bankers, investment advisers, custodians, brokers or sales representatives;

               (vii) contracts or agreements with any director or officer of either MEIA I or MELA or with any Person affiliated or associated with such director or officer;

               (viii) powers of attorney or similar authorizations granted to any third party by either MEIA I or MELA;

               (ix) contracts or agreements containing covenants limiting the freedom of either MEIA I or MELA to compete in any line of business or with respect to any particular product or service or with any Person;

               (x) requirements contracts or similar agreements in which either of MEIA I or MELA is the purchaser or the seller;

               (xi) license or sublicense agreements relating to any Intellectual Property; and

               (xii) contracts with associations with which either of MEIA I or MELA maintains an affinity group or similar customer relationship, including contracts with any Person that services the accounts of, or otherwise relates to, any such associates or group.

          (b) Each of MEIA I and MELA has made available to representatives of MEIA II and Professionals, for its review and examination, all of the Agency Agreements and has provided true and correct copies thereof upon request.

     3.7 NO DEFAULT. Each Assumed Contract is valid, in full force and effect and enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable insolvency, bankruptcy or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles. There has not occurred any default or any event which, with notice or lapse of time or both, would become a default under any of the Assumed Contracts resulting from any act or omission by either MEIA I or MELA or any other party thereto prior to the Closing Date, nor (ii) has there been any claim of any breach or default under any of the Assumed Contracts by MEIA I, MELA or any other party thereto, nor (iii) has any party made a request, claim or demand for funds in excess of the contract price described in any Assumed Contract. There are no investigations or audits pending or, to the best of the Agency's knowledge, threatened, involving any of the Assumed Contracts, which would reasonably be expect to have a Material Adverse Effect on the operations of the Business. Except as described on the attached SCHEDULE 3.7, within the last twelve (12) months, neither MEIA I nor MELA has received any written notice that any Person is cancelling, modifying or terminating or intends to cancel, modify or terminate any of the Assumed Contracts.

     3.8 LITIGATION. Except as described on the attached SCHEDULE 3.8, there is no pending or, to the best of the Agency's knowledge, threatened litigation or judicial, administrative or arbitration claim, action or proceeding which would, individually or in the aggregate, reasonably be expected (a) to preclude MEIA I or MELA from consummating the transactions contemplated by this Agreement or from performing any of its obligations under this Agreement or any of the Related Agreements, or
(b) to result in a Material Adverse Effect on any Asset or the financial condition or operations of the Business, nor are there any judgments, orders, injunctions or decrees currently in effect and involving or affecting any Asset or the Business, or which would, individually or in the aggregate, reasonably be expected to result in any such preclusion or effect described in clauses (a) and
(b).

     3.9 INTELLECTUAL PROPERTY. The attached SCHEDULE 3.9 is a true and complete list of all Intellectual Property owned or used by the Agency in the Business. The Agency owns or possesses adequate licenses or other rights to transfer such Intellectual Property to MEIA II, and the Intellectual Property is sufficient to conduct the Business as the Business has been and is now being conducted. The operations of the Agency do not conflict with or infringe, and no one has asserted to the Agency that such operations conflict with or infringe, any Intellectual Property owned, possessed or used by any third party. To the best of the Agency's knowledge, there are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any Intellectual Property owned, possessed or used by the Agency. There are no facts or alleged facts which would reasonably serve as a basis of any claim that the Agency does not have the unrestricted right to use, free of any rights or claims of others, all Intellectual Property in the development, provision, use, sale or other disposition of any or all products or services presently being, or contemplated to be, used, furnished or sold in the Business.

     3.10 LICENSES AND PERMITS.

          (a) Each of MEIA I and MELA has obtained, and is in compliance in all material respects with, all necessary licenses, permits, consents, approvals, orders, certificates, authorizations, declarations and filings required by all federal, state, local and other Governmental Authorities and all courts and other tribunals for the conduct of the Business and operations of the Agency as now conducted (collectively, the "Required Licenses"), and there are no proceedings pending or, to the best of the Agency's knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any such Required License nor are there any facts known to the Agency which may give rise to such proceedings. The attached SCHEDULE 3.10 contains a correct and complete list of all Required Licenses and the jurisdictions for which they are issued and a correct and complete list of all states in which either MEIA I or MELA currently has pending an application to transact any line of business. Except as described on the attached
SCHEDULE 3.10, all of the Required Licenses shall remain in full force and effect notwithstanding the consummation of the transactions contemplated hereunder.

          (b) All material reports and applications required to be filed with any Governmental Authority have been filed and are true and complete in all material respects and accurately present the information contained therein. Neither the sale of the Assets hereunder nor any change which occurs as a result thereof will, when reflected in appropriate amendments to such reports or applications, have a Material Adverse Effect upon any matters (including rate approvals) which are the subject of such reports or applications.

     3.11 COMPLIANCE WITH LAWS. There is no past or present violation by either MEIA I or MELA of any federal, state, local or foreign law, ordinance, rule or regulation applicable to the Business or any of the Assets (including any law, regulation, order or requirement relating to securities, properties, business, products, advertising, or sales practices, civil rights or antitrust), nor, to the best of the Agency's knowledge, is there any allegation of any such violation, where such violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Business.

     3.12 EVENTS SINCE THE BALANCE SHEET DATE. Since the Balance Sheet Date, except as described in the attached SCHEDULE 3.12 or as consented to in writing by MEIA II, each of MEIA I and MELA has conducted business only in the ordinary and usual course and, without limiting the generality of the foregoing:

          (a) Neither MEIA I nor MELA has sustained any damage, destruction or loss (including by reason of revocation of license, certificate of authority or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction, regulation, investigation or inquiry), regardless of whether covered by insurance, which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on either MEIA I or MELA.

          (b) There have been no changes, events or conditions which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on either MEIA or MELA.

          (c) Neither MEIA I nor MELA has incurred additional debt for borrowed money or incurred any other obligations or liability (fixed, contingent or otherwise), regardless of whether required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles, except in the ordinary course of its business and consistent with past practices.

          (d) Neither MEIA I nor MELA has paid or prepaid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any Lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit or appeal, pending or, to the best of the Agency's knowledge, threatened against it or any of its assets or properties, except for current liabilities included in the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business of either MEIA I or MELA.

          (e) Neither MEIA I nor MELA has authorized, declared, paid or effected any dividend, payment or other distributions on or with respect to any share of its capital stock.

          (f) Neither MEIA I nor MELA has purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any of its shares.

          (g) Neither MEIA I nor MELA has mortgaged, pledged, otherwise encumbered or subjected to Lien any of its assets or properties, tangible or intangible.

          (h) Neither MEIA I nor MELA has sold, leased or otherwise disposed of any asset or property, tangible or intangible, except in the ordinary course of its business, and in each case for a consideration at least equal to the fair value of such asset or property, nor has MEIA I or MELA leased or licensed to others (including officers and directors) any asset or property or discontinued any product or service line or the sale or other disposition of any of its products or services.

          (i) Neither MEIA I nor MELA has purchased or otherwise acquired any debt or equity securities of any corporation, partnership, joint venture, firm or other entity.

          (j) Neither MEIA I nor MELA has made any expenditure for the purchase, acquisition, construction or improvement of a capital asset other than expenditures made in the ordinary course of business consistent with past practice and which expenditures have not, in the aggregate, exceeded $20,000.

          (k) Except as described on the attached SCHEDULE 3.12, neither MEIA I nor MELA has entered into any transactions or contract, except in the ordinary course of its business consistent with past practice, nor has either MEIA I or MELA waived any right of substantial value or cancelled any debts or claims or voluntarily suffered any extraordinary losses.

          (l) Neither MEIA I nor MELA has sold, assigned, transferred, licensed or otherwise conveyed any Intellectual Property.

          (m) Neither MEIA I nor MELA has effected any amendment or supplement to, or extension of, any employee profit-sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or other employee benefit plan or arrangement.

          (n) Neither MEIA I nor MELA has paid to or for the benefit of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries, bonuses and benefits at times and rates in effect prior to the Balance Sheet Date, other than scheduled increases and increases in the ordinary course of business consistent with past practice, and any and all accrued compensation payable under any profit-sharing plan in respect to any period prior to the Balance Sheet Date (which has not been reflected as a liability of the company on the balance sheet included in the Interim Financial Statements) will be paid by either MEIA I or MELA.

          (o) Neither MEIA I nor MELA has effected any amendment or modification to its charter documents, bylaws or other governing documents.

          (p) Neither MEIA I nor MELA has made any change in accounting methods or principles used for financial, tax or regulatory reporting purposes.

          (q) Neither MEIA I nor MELA has entered into any agreement or commitment, whether in writing or otherwise, to take any action described in this Section 3.12.

          (r) There have been no claims incurred or reported to either MEIA I or MELA which, individually or in the aggregate, have or would be reasonably expected to have a Material Adverse Effect on either MEIA I or MELA.

     3.13 INSURANCE.

          (a) The attached SCHEDULE 3.13 is (i) a full and complete list of all policies of insurance to which either MEIA I or MELA is a party or is a beneficiary or named insured and both MEIA I and MELA have in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein and (ii) a true and complete list of all insurance policies to which other parties are a party or a beneficiary which relate to the properties, assets or operations of either MEIA I or MELA and the names of such other parties. No notice of cancellation or termination has been received with respect to any insurance policy described in this Section 3.13. Both MEIA I and MELA carry insurance, with solvent insurers, in amounts and types of coverage which are customary in the industry and against risks and losses which are usually insured against by persons holding or operating similar properties and similar businesses, including errors and omissions insurance. No material claims have been asserted under any of such insurance policies or relating to the properties, assets or operations of either MEIA I or MELA since January 1, 1996. MEIA I and MELA agree to tail-out their respective errors and omissions insurance for a period of one year from Closing and furnish MEIA II with satisfactory evidence of such action on or before the Closing Date.

          (b) MEIA I and MELA have furnished to MEIA II and Professionals true and correct copies of all policies of reinsurance to which each of MEIA I and MELA is a party or a beneficiary or a named insured, all of which are listed on the attached SCHEDULE 3.13. Such reinsurance contracts (i) were purchased for the benefit of either MEIA I or MELA, and (ii) will be retained through the Closing Date.

     3.14 EMPLOYEES. The attached SCHEDULE 3.14 is a true and complete list of all employees of MEIA I and MELA employed primarily, either as full time or part time employees, in connection with the Business (collectively, the "Employees of the Business"; each an "Employee of the Business") and the compensation paid to each such Employee of the Business during the last calendar year. Except as described on the attached SCHEDULE 3.14, none of such Employees of the Business has any written employment agreement. Except as described on SCHEDULE 3.14 and pursuant to this Agreement, none of the Employees of the Business is subject to any covenant not to compete, confidentiality agreement or other contract or commitment with or owing to either MEIA I or MELA that limits or restrains any Employee of the Business from engaging in or competing in any products or lines of business with any Person.

     3.15 COLLECTIVE BARGAINING AGREEMENTS. Neither MEIA I nor MELA is a party to or subject to any collective bargaining agreement with any labor union.
There are no labor controversies pending or, to the best of the Agency's knowledge, threatened against either MEIA I or MELA which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on either MEIA I or MELA. Neither MEIA I nor MELA has experienced any strikes, shutdowns, slowdowns or work stoppages since January 1, 1996.

     3.16 EMPLOYEE BENEFIT PLANS.

          (a) PLANS. The attached SCHEDULE 3.16 lists all employee benefit plans or arrangements currently in effect and which are applicable to the current or former employees of the Business, including pension or thrift plans, individual or supplemental pension or accrued compensation arrangements, contributions to hospitalization or other health or life insurance programs, incentive plans, bonus arrangements and vacation, sick leave, disability and severance and termination arrangements or policies and workers' compensation policies (collectively, the "Plans").

          (b) COMPLIANCE WITH ERISA. MEIA I, MELA and the Plans are in compliance in all material respects with those provisions of ERISA and the Code which are applicable to the Plans. No transaction proscribed by Section 406 of ERISA or Section 4975 of the Code, and no reportable event as described in
Section 4043(b) of ERISA, has occurred with respect to any Plan. Neither MEIA I nor MELA is an employer with respect to any multiemployer plan as defined in
Section 4001(a)(3) of ERISA or Section 414(f) of the Code.

          (c) COMPLIANCE WITH LAWS. Each of MEIA I and MELA is, with respect to the operation of its portion of the Business, in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and discrimination.

     3.17 ENVIRONMENTAL CONDITION.  To the best of the Agency's knowledge:

          (a) the operations of the Business as presently conducted comply in all material respects with applicable environmental laws, rules or regulations;

          (b) MEIA I or MELA, as appropriate, has obtained with respect to the Business all Required Licenses required under applicable environmental laws, rules or regulations;

          (c) the Business is not subject to any judicial or administrative proceeding alleging violation of any applicable environmental law, rule or regulation, and no such proceeding has been threatened, which if determined adversely to either MEIA I or MELA would reasonably be expected to have a Material Adverse Effect on the Business;

          (d) neither MEIA I nor MELA has received any written notice that it is a potentially responsible party or any request for information from any governmental authority with respect to any site that is the subject of an investigation, removal or remedial activity under any environmental law, rule or regulation; and

          (e) since January 1, 1995, there has been no release of any hazardous material, and there has been no contamination by any hazardous material which has occurred on or about the Leased Property which is required to be remediated by either MEIA I or MELA or any Affiliate of either under any applicable environmental law, rule or regulation.

     3.18 COMMISSIONS AND/OR PREMIUMS RECEIVABLE. All of the commissions and/or premiums receivable shown on the Balance Sheet or the Interim Financial Statements, as applicable, or thereafter acquired arose under validly issued policies of insurance in the ordinary course of the business consistent with past practice of MEIA I and MELA. The values at which commissions and/or premiums receivable are carried on the Balance Sheet and Interim Financial Statements are consistent with their respective past practices and in accordance with generally accepted accounting principles applied on a consistent basis.

     3.19 GUARANTEES. Except as described on the attached SCHEDULE 3.19, none of the obligations or liabilities of MEIA I and MELA is guaranteed by any Person. Neither MEIA I nor MELA has guaranteed, nor is otherwise contingently obligated for, any indebtedness of any third party.

     3.20 CERTAIN ADVANCES. Except as described on the attached SCHEDULE 3.20, there are no receivables of either MEIA I or MELA owing by directors, officers, employees, consultants or shareholders of either MEIA I or MELA, or owing by any Affiliate of any director or officer of either MEIA I or MELA, other than advances in the ordinary course of business consistent with past practice to officers and employees for reimbursable business expenses.

     3.21 TAX STATUS OF MEIA I AND MELA.

          (a) Except as described on the attached SCHEDULE 3.21, all Tax returns and reports relating to either MEIA I or MELA required to be filed prior to the Closing Date have been or will be duly and timely filed with the appropriate taxing authorities, all such Tax returns are or will be true and correct in all material respects and all Taxes relating to either MEIA I or MELA which are due to, or claimed to be due from them by, any taxing authority, any Affiliate or former Affiliate of either MEIA I or MELA, have been paid. The financial statements of each of MEIA I and MELA delivered under, and to be delivered under, Section 3.5 includes or will include adequate provision through and including the period covered by such financial statements for all Taxes, if any, which relate to the business, operations, properties and assets of either MEIA I or MELA conducted and held through the Closing Date which are not yet due and owing, or which are due and owing but have not yet been paid, to the appropriate taxing authority or to any Affiliate or former Affiliate of either MEIA I or MELA. Except as described on the attached SCHEDULE 3.21, there is currently no audit or examination of, or action or proceeding relating to, any Tax return of either MEIA I or MELA or which includes either MEIA I or MELA presently in progress or of which either MEIA I or MELA has received notice. Except as described on the attached
SCHEDULE 3.21, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax return which include either MEIA I or MELA.

          (b) Except as described on the attached SCHEDULE 3.21, no claim for assessment or collection of Taxes has been asserted against either MEIA I or MELA, nor, to the best of the Agency's knowledge, is there any reasonable basis for any such claim. The federal income Tax returns of, or including, MEIA I have never been audited or examined by the IRS. The federal income Tax returns of, or including, MELA have never been audited or examined by the IRS. Except as described on the attached SCHEDULE 3.21, no material issue has been raised by any state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of either MEIA I or MELA which has not been settled or resolved. Both MEIA I and MELA have paid all taxes owed by them in respect of, or of which either is required to withhold from, amounts owing to employees, creditors or other third parties. Neither MEIA I or MELA, nor any of their respective assets or properties, is subject to any pending property tax reassessments. Neither MEIA I nor MELA is a party to any tax sharing or similar arrangement, written or otherwise.

     3.22 RELATED PARTIES. Except as described on SCHEDULE 3.22, no officer or director of either MEIA I or MELA, or any Affiliate of any such Person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other Person which furnishes or sells services or products which are similar to those furnished or sold by either MEIA I or MELA, or (b) a beneficial interest, or alleges a claim of beneficial interest, in any contract or agreement to which either MEIA I or MELA may be bound, other than the lease relating to the Leased Property. No Assumed Contract provides for any payment by either MEIA I or MELA to any Affiliate of either MEIA I or MELA, other than the lease relating to the Leased Property.

     3.23 UNDERLYING DOCUMENTS. Any underlying documents listed or described in the Schedules referred to in this Agreement have heretofore been furnished to Professionals and MEIA II or their respective advisors or representatives. All such documents furnished to Professionals and MEIA II are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated. The minute books of each of MEIA I and MELA contain full, complete and accurate records of all meetings and other corporate action taken by the directors and shareholders of MEIA I and MELA, respectively.

     3.24 ABSENCE OF REGULATORY ACTIONS. Neither the Agency nor any of its Affiliates is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Authority, nor has it been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of undertaking, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     3.25 DISCLOSURE OF MATERIAL FACTS. Each of MEIA I and MELA has disclosed to Professionals and MEIA II all material facts relating to the condition (financial or otherwise), business, net worth, assets, properties, operations or future prospects of MEIA I and MELA, respectively. The representations and warranties contained in this Article III and in the Schedules hereto, and any other documents or information furnished to Professionals or MEIA II by or on behalf of either MEIA I or MELA, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.



                                      ARTICLE IV

                                 REPRESENTATIONS AND
                             WARRANTIES OF PROFESSIONALS

     Professionals represents and warrants to the Agency that:

     4.1 ORGANIZATION. Professionals is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power to enter into this Agreement, to perform each of the other agreements contained herein and to own, lease and operate its properties and assets and carry on its business as currently operated. Professionals is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned, leased or operated by it requires qualification or licensure.

     4.2 AUTHORITY. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of Professionals and all other necessary corporate action on the part of Professionals or its Affiliates, and the agreements of Professionals contained herein constitute valid and legally binding obligations enforceable in accordance with their terms.

     4.3 REQUISITE CONSENTS OF PROFESSIONALS; NONVIOLATION. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby in compliance with the terms hereof and thereof, by Professionals, do and will not, (a) except for the consent of the Michigan Commissioner of Insurance, require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any person or Governmental Authority, the absence of which would have a Material Adverse Effect on Professionals or Professionals' ability to perform its obligations hereunder, (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of Professionals, or (c) constitute a default under, violate, conflict with or result in the termination of any judgment, order, injunction or decree to which Professionals is a party, or by which Professionals is bound or to which Professionals, or any of its properties, is subject (except where such default, violation, conflict or termination would not have a Material Adverse Effect on Professionals or on the ability of Professionals to consummate the transactions contemplated hereby).

     4.4  REPORTS.

          (a) As of their respective dates, neither Professionals' Annual Report on Form 10-K for the fiscal year ended December 31, 1996, nor any other document filed by Professionals subsequent to December 31, 1996, under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the Securities Exchange Commission (the "SEC") (collectively, the "Professionals' Reports"), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading and the Professionals' Reports complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended. Each of the consolidated balance sheets contained or incorporated by reference in the Professionals' Reports (including in each case any related notes and schedules) fairly presented in all material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of stockholders' equity and consolidated statements of cash flows contained or incorporated by reference in the Professionals' Reports (including in each case any related notes and schedules) fairly presented in all material respects the results of operations, stockholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (b) Professionals and each of its subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 1993 with the SEC and have paid all fees and assessments due and payable in connection therewith.

     4.5 LITIGATION. There is no pending or, to the best of Professionals' knowledge, threatened litigation or judicial, administrative or arbitration claim, action or proceeding which would, individually or in the aggregate, reasonably be expected (a) to preclude Professionals from consummating the transactions contemplated by this Agreement or from performing any of its obligations under this Agreement or any of the Related Agreements, or (b) to result in a Material Adverse Effect on the business, properties, assets, financial condition or operations of Professionals or any of its Affiliates, nor are there any judgments, orders, injunctions or decrees currently in effect and involving Professionals or any of its Affiliates, which would, individually or in the aggregate, reasonably be expected to result in any such preclusion or effect described clauses (a) and (b).

     4.6  KNOWLEDGE AS TO CONDITIONS.   As of the date hereof, Professionals
knows of no reason why the approvals and consents of Governmental Authorities referred to in Section 11.1(e) should not be obtained.

     4.7  ABSENCE OF REGULATORY ACTIONS.     Neither Professionals nor any of
its Affiliates is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Authority, nor has it been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of undertaking, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

     4.8 MATERIAL ADVERSE CHANGE. Since the latest filing by Professionals with the SEC and as of the Closing Date, there has been no material adverse change in the business, liabilities, assets, operations or financial condition of Professionals.



                                      ARTICLE V

                                 REPRESENTATIONS AND
                                WARRANTIES OF MEIA II

     MEIA II represents and warrants to the Agency that:

     5.1 ORGANIZATION. MEIA II is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power to enter into this Agreement, to perform each of the other agreements contained herein and to own, lease and operate its properties and assets and carry on its business as currently operated. MEIA II is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned, leased or operated by it requires qualification or licensure.

     5.2 AUTHORITY. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Board of Directors of MEIA II and all other necessary corporate action on the part of MEIA II or its Affiliates, and the agreements of MEIA II contained herein constitute valid and legally binding obligations enforceable in accordance with their terms.

     5.3 REQUISITE CONSENTS OF MEIA II; NONVIOLATION. The execution and delivery of this Agreement and each of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby in compliance with the terms hereof and thereof, by MEIA II, do and will not,
(a) except for the consent of the Michigan Commissioner of Insurance, require the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any person or Governmental Authority, the absence of which would have a Material Adverse Effect on MEIA II or MEIA II's ability to perform its obligations hereunder, (b) violate or conflict with the provisions of the Articles of Incorporation or Bylaws of MEIA II, or (c) constitute a default under, violate, conflict with or result in the termination of any judgment, order, injunction or decree to which MEIA II is a party, or by which MEIA II is bound or to which MEIA II, or any of its properties, is subject (except where such default, violation, conflict or termination would not have a Material Adverse Effect on MEIA II or on the ability of MEIA II to consummate the transactions contemplated hereby).

     5.4 LITIGATION. There is no pending or, to the best of MEIA II's knowledge, threatened litigation or judicial, administrative or arbitration claim, action or proceeding which would, individually or in the aggregate, reasonably be expected (a) to preclude MEIA II from consummating the transactions contemplated by this Agreement or from performing any of its obligations under this Agreement or any of the Related Agreements, or (b) to result in a Material Adverse Effect on the business, properties, assets, financial condition or operations of MEIA II or any of its Affiliates, nor are there any judgments, orders, injunctions or decrees currently in effect and involving MEIA II or any of its Affiliates, which would, individually or in the aggregate, reasonably be expected to result in any such preclusion or effect described clauses (a) and (b).

     5.5  KNOWLEDGE AS TO CONDITIONS.   As of the date hereof, MEIA II knows of
no reason why the approvals and consents of Governmental Authorities referred to in Section 11.1(e) should not be obtained.

     5.6  ABSENCE OF REGULATORY ACTIONS.     Neither MEIA II nor any of its
Affiliates is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of any Governmental Authority, nor has it been advised by any Governmental Authority that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of undertaking, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.



                                      ARTICLE VI

                                       CLOSING

     6.1 CLOSING. If the conditions to the obligations of MEIA I, MELA, MEIA II and Professionals enumerated in Article XI are satisfied, consummation of the transactions contemplated hereby (the "Closing") shall take place on a mutually agreeable date within two business days after all necessary regulatory approvals and Agency shareholder approvals have been obtained, at the offices of Dykema Gossett PLLC, 1577 North Woodward Avenue, Suite 300, Bloomfield, Michigan, or on such other date as the conditions precedent are satisfied (the "Closing Date"). MEIA I, MELA, MEIA II and Professionals shall use reasonable efforts to cause the Closing Date to be September 22, 1997. The transfers and deliveries described in Article XI shall be mutually interdependent and regarded as occurring simultaneously; and no such transfer or delivery shall become effective until all the other transfers and deliveries provided for in
Article XI have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of the close of business on the Closing Date.

     6.2  DELIVERIES AT CLOSING.  The following documents shall be delivered at
Closing:

          (a) a Warranty Bill of Sale and Assignment executed by MEIA I, MELA and MEIA II in substantially the form attached hereto as EXHIBIT 6.2(a);

          (b) an Assignment of Lease by MEIA I and MELA in favor of MEIA II in substantially the form attached hereto as EXHIBIT 6.2(b);

          (c)  a Consent and Estoppel executed by the landlord of the Leased

Property in substantially the form attached hereto as EXHIBIT 6.2(c);

          (d) a legal opinion of Howard & Howard Attorneys, P.C., counsel to the Agency, in substantially the form attached hereto as EXHIBIT 6.2(d);

          (e) an Officers' Certificate executed by the Chief Executive Officer and Secretary of each of MEIA I and MELA in substantially the form attached hereto as EXHIBIT 6.2(e);

          (f) a legal opinion of Honigman Miller Schwartz and Cohn, counsel to Professionals, in substantially the form attached hereto as EXHIBIT 6.2(f);

          (g) a legal opinion of Dykema Gossett PLLC, counsel to MEIA II, in substantially the form attached hereto as EXHIBIT 6.2(g);

          (h) an Officers' Certificate executed by the Chief Executive Officer and Secretary of Professionals in substantially the form attached hereto as
EXHIBIT 6.2(h);

          (i) an Officers' Certificate executed by the Chief Executive Officer and Secretary of MEIA II in substantially the form attached hereto as EXHIBIT 6.2(i);

          (j) the Subscription Agreement executed by Mutual and MEIA II in substantially the form attached hereto as EXHIBIT 1.1(e);

          (k) the Noncompetition Agreements executed by Professionals, each of the shareholders of the Agency and the Agency in substantially the form attached hereto as EXHIBIT 1.1(c);

          (l) the Releases executed by the Agency, its Affiliates and each of its directors, officers and shareholders in favor of MEIA II, Mutual, Professionals, PICOM and their respective Affiliates, representatives, advisors, attorneys and accountants in substantially the form attached hereto as EXHIBIT 1.1(d);

          (m) the Mutual Guaranty executed by Mutual in substantially the form attached hereto as EXHIBIT 2.3(a);

          (n) the Professionals Guaranty executed by Professionals in substantially the form attached hereto as EXHIBIT 2.3(b);

          (o) the Inter-Creditor Agreement executed by Mutual, MEIA II and Professionals in substantially the form attached hereto as EXHIBIT 2.3(c);

          (p) the books and records of the Agency (other than those included in the Excluded Assets), including executed originals of all Assumed Contracts; and

          (q) the Liquidating Trust Agreement executed by MEIA I, MELA and the Initial Trustee defined therein, in substantially the form attached hereto as EXHIBIT 2.12(a);


                                     ARTICLE VII

                                THE AGENCY'S COVENANTS

     The Agency covenants that:

     7.1 CONDUCT OF BUSINESS. With respect to the Business, from the date of this Agreement until the earlier of the Closing or any termination of this Agreement pursuant to the provisions hereof (the "Interim Period"), the Agency shall (except to the extent Professionals and MEIA II shall have given its prior written consent to do otherwise);

          (a) conduct, carry on and use its reasonable efforts to maintain and preserve the Business intact; use its reasonable efforts to maintain and preserve its relationship with and the goodwill of agents, solicitors, suppliers, customers and others having business relations with the Business; and maintain the Assets, as well as the books of account, records and files related to the conduct of the Business and the Employees of the Business, all in the ordinary course of business and consistent with past practice;

          (b) promptly inform Professionals and MEIA II in writing of any specific event or circumstance of which it becomes aware that has or is likely to have a Material Adverse Effect on the Assets or the current or future earnings of the Business or which constitutes a breach of any representations or warranties set forth in Article III;

          (c) not, without the prior written consent of Professionals and MEIA II:

               (i) change or modify in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including accelerating collections of receivables, failing to make or delaying making collections of receivables (whether or not past due), accelerating payment of payables or failing to pay or delaying payment of payables;

               (ii) (A) enter into any contract or commitment which would become an Assumed Contract, (B) enter into any contract or commitment with respect to the licensing or disposition of any Intellectual Property or (C) incur any liability, absolute or contingent, waive any right or enter into any other transaction (except in the ordinary course of business consistent with past practice) which would reasonably be expected to have a Material Adverse Effect on the Business or the Assets;

               (iii) make any material changes in compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Employee of the Business; or

               (iv) take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in
                      Article III.

     7.2 INVESTIGATION AND ACCESS TO INFORMATION BEFORE AND AFTER CLOSING. During the Interim Period and after the Closing, the Agency shall, and shall use its reasonable efforts to cause its counsel and independent public accountants to, afford to Professionals and MEIA II and their employees, agents and representatives, including their respective counsel and independent public accountants, reasonable access, during normal business hours, to the premises of the Business and to all the Assumed Contracts, and to all books, records, files, documents or other assets related to the Business in either MEIA I's or MELA's possession or under either MEIA I's or MELA's control as may be reasonably requested by Professionals or MEIA II. After the Closing, Professionals and
MEIA II shall have the right, at its cost and expense, to copy such books, records, files and documents related to the Business which remain in the MEIA I's or MELA's possession or under MEIA I's or MELA's control after the Closing as may be reasonably useful to Professionals or MEIA II in connection with preparing tax returns or the investigation or defense of claims.

     7.3 CLOSING. The Agency will, to the extent within its control, use its reasonable efforts to cause the conditions specified in Article XI to be satisfied by the Closing Date.

     7.4 COOPERATION BY THE AGENCY. The Agency shall not interfere in any attempts by Professionals to cause a Demutualization and shall use reasonable efforts to assist Professionals in obtaining any agreements necessary from Mutual's directors and policyholders to achieve such Demutualization. The Agency shall not attempt to cause a Change of Control of Professionals, Mutual, any Affiliate of Professionals which "controls," as such term is defined by
Section 13(d) of the Securities Exchange Act of 1934, as amended, Mutual, or MEIA II.

     7.5 AMENDMENT OF SCHEDULES. From time to time prior to the Closing Date, the Agency shall supplement or amend in writing (referring specifically to this Section) the Schedules delivered in connection herewith with respect to any fact or circumstance arising from and after the execution of this Agreement to the Closing Date (but not with respect to any fact or circumstance existing, whether known or unknown by the Agency, on or prior to the date of this Agreement) of which the Agency becomes aware, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in any such Schedule or which is necessary to correct any information in any such Schedule which has been rendered inaccurate thereby. Acceptance of any such amendment or supplement by Professionals or MEIA II shall not constitute a waiver of rights by either Professionals or MEIA II with respect to any right or claim Professionals or MEIA II might have or have had on account of any matter so disclosed on such amendment or supplement.

     7.6 CORPORATE NAME CHANGE. Immediately following the Closing, each of MEIA I and MELA shall file a Certificate of Amendment to Articles of Incorporation with the Michigan Department of Consumer and Industry Services changing its corporate name to a name that is substantially dissimilar to "Michigan Educators Insurance Agency," "MEIA," "Michigan Educators Life Insurance Agency" or "MELA."

     7.7 MERGER OF 401(k) PLAN. On or before the Closing Date, the Agency (i) shall, in cooperation with Mutual, take all action necessary to merge the Agency's Michigan Educators Insurance Agency, Inc. Retirement and Savings Plan with Mutual's Michigan Educational Employees Mutual Insurance Company Retirement and Savings Plan, carrying over for each plan participant vested and unvested contributions and qualifying years of service, (ii) will ensure that all contributions to such plans which would have been made in the ordinary course are made, (iii) will make a contribution to such plans on a pro-rata basis for the Agency's current fiscal year, and (iv) will cooperate with Mutual with respect to the foregoing.

     7.8 TAIL COVERAGE. On or before the Closing Date, the Agency shall take all actions necessary to maintain errors and omissions insurance coverage for the Agency from and after the Closing Date until the first anniversary thereof.

     7.9  RELEASE.

          (a) To the extent permitted by law, the Agency, on behalf of itself and its directors, shareholders, officers, employees, Affiliates, representatives, advisors, attorneys, accountants, successors and assigns, and each of the Agency's shareholders (pursuant to this Section 7.9 and by acceptance, directly or indirectly of the consideration to be paid under Article
II), ("Releasors") hereby fully and forever release, absolve, remise, acquit and discharge Mutual, Professionals, MEIA II, PICOM and their respective directors, officers, employees, Affiliates, representatives, advisors, attorneys, accountants, fairness opinion providers including but not limited to Russell Miller, Inc., and successors and assigns, from any and all matter of action, claims, demands, actions, causes of actions, obligations, suits, debts, choses in action, damages and liabilities of any nature whatsoever, at law or in equity, whether known or not now known, suspected or claimed, which Releasors ever had, or now have, with respect to and arising out of or from, or in connection with, the Letter of Intent, or otherwise, provided that the parties remain obligated to perform their respective obligations under this Agreement.

          (b) Releasors will not commence any action, suit or other proceeding, at law or in equity, on account of any right, claim, action or cause of action which now exists or which may hereinafter accrue in its favor upon the basis of facts, whether known or unknown, existing as of the date of this Agreement and which have been released and discharged pursuant to Section 7.9(a), and if Releasors or its shareholders, officers, directors, representatives, employees, attorneys, successors or assigns, files such an action, suit or proceeding, or asserts any related claim, against any person released in Section 7.9(a), Releasor will indemnify and hold harmless such person from any liability, damages, costs or expenses arising out of any such action, suit, proceeding or claim, including but not limited to fees and costs incurred by any person released in Section 7.9(a) in the defense of such action, suit, proceeding or claim.

     7.10 NONCOMPETITION. Except as otherwise provided in the Noncompetition Agreement executed and delivered pursuant to Section 6.2 with respect to such Person, the Agency and each of its shareholders (pursuant to this Section 7.10 and by acceptance, directly or indirectly of the consideration to be paid under
Article II), agree not to compete with Mutual or MEIA II or otherwise sell insurance to educators as a target market through the fifth anniversary of the Closing; PROVIDED, HOWEVER, that this covenant shall not preclude any Agency shareholder from selling insurance through MEIA II or any policy offered by Mutual.



                                     ARTICLE VIII

                        PROFESSIONALS' AND MEIA II'S COVENANTS

     Professionals and MEIA II covenant that:

     8.1 CLOSING. Each of Professionals and MEIA II will, to the extent within its control, use its best reasonable efforts to cause the conditions specified in Article XI to be satisfied by the Closing Date.

     8.2 CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Professionals and MEIA II shall, as soon as practicable, make any filings and applications required to be filed in order to obtain all approvals, consents and waivers contained in
Section 11.1(e).

     8.3 THE AGENCY'S ACCESS TO INFORMATION AFTER THE CLOSING. Until the fifth anniversary of the Closing Date, MEIA II will retain the books and records pertaining to the Business prior to the Closing Date. If MEIA II wishes to dispose of such books and records after such date, then it shall first give 90 days' notice to the Agency and the Agency shall have the right, upon notice to MEIA II within such 90-day period, to require MEIA II to retain such books and records (at the Agency's cost) for such additional period as the Agency reasonably requests or, at MEIA II's option, MEIA II may deliver possession of such books and records to the Agency, at the Agency's cost.

     8.4  LABOR MATTERS.

          (a) TRANSITIONED EMPLOYEES. Prior to the Closing Date, Mutual or MEIA II shall extend an offer of employment, effective as of the Closing Date, to all Employees of the Business, with an employment start date (the "Start Date") which is 12:01 a.m. on the day immediately following the Closing Date, unless the Employee of the Business is a salaried employee then on an approved leave pursuant to any of MEIA I's or MELA's leaves policies, in which event the Start Date for such Employee of the Business shall be the date the Employee of the Business returns to work but in any event not later than 180 days after the Closing Date. Mutual or MEIA II shall be responsible for managing and implementing the transfer to Mutual or MEIA II of those Employees of the Business who accept Mutual's or MEIA II's offer of employment (collectively, the "Transitioned Employees"; each, a "Transitioned Employee").

          (b) HIRING REQUIREMENTS. Mutual or MEIA II shall hire each Employee of the Business who (i) is employed by either MEIA I or MELA in connection with the operations of the Business as of the Closing Date; and (ii) does not decline the offer of employment from Mutual or MEIA II.

          (c) TERMS OF EMPLOYMENT. Mutual's or MEIA II's offer of employment to the Employees of the Business shall include the following:

               (i) POSITIONS. Mutual or MEIA II shall offer employment to each Employee of the Business. Such offer shall be subject to the employee's agreement that his or her employment is "at-will," and thereby terminable at any time, with or without cause, at the sole and exclusive discretion of Mutual or MEIA II, and, further, subject to such other policies, rules, regulations, terms and conditions as Mutual or MEIA II may adopt from time to time.

               (ii) SALARY AND BENEFITS. Each offer of employment from Mutual or MEIA II shall include a salary that is equal to that which the employee earned as an employee of either MEIA I or MELA, as of the date of this Agreement, and benefits comparable to those provided similarly compensated (or classified) employees of Mutual or MEIA II. Mutual and MEIA II reserve the right to change an employee's salary or benefits at any time and for any reason subsequent to the employee's initial hire.

          (d) WORKER'S COMPENSATION CLAIMS. MEIA I and MELA shall each be responsible for any unpaid workers' compensation claims of the Transitioned Employees to the extent such claims arise out of events occurring on or prior to the Start Date, whether or not reported prior to the Start Date. Mutual or MEIA II shall be responsible for any workers' compensation claims of the Transitioned Employees to the extent such claims arise out of events occurring on and after the Start Date. With regard to workers' compensation claims of Transitioned Employees which arise out of events occurring both prior to the Start Date and on and after the Start Date, MEIA I,

MELA, MEIA II and Professionals shall use their best efforts to allocate the portion of any such claim arising prior to the Start Date, which portion shall be the responsibility of MEIA I and MELA, and the portion of any such claim arising on and after the Start Date, which portion shall be the responsibility of Mutual or MEIA II.

          (e) NO ASSUMPTION OF OBLIGATIONS. Except to the extent there is an adjustment of the Purchase Price pursuant to Section 2.13, neither Mutual nor MEIA II shall assume any obligations of either MEIA I or MELA for employee salaries, benefits, or other costs, debts and liabilities of any nature whatsoever accrued through the Closing Date.

     8.5 CHANGE OF CONTROL. Except as otherwise precluded by applicable securities laws, at least five business days before the occurrence of any Change of Control with respect to Professionals, Mutual, or MEIA II or an Affiliate that "controls" Mutual (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) (other than as permitted under
Section 2.7), Professionals shall notify the Agency in writing of such occurrence. At least five business days before the occurrence of a Demutualization of Mutual, Mutual shall notify the Agency in writing of such occurrence.

     8.6 CONDUCT OF BUSINESS. From and after the Closing Date until September 1, 2004 (such period being referred to in this Section 8.6 as the "Earn-out Period"), Professionals and MEIA II will each in good faith use its best efforts to cause MEIA II to:

          (a) Conduct the Business in a manner that, subject to sound business practices, is reasonably likely to preserve and increase the premiums in respect of policies of insurance written through MEIA II during the Earn-out Period;

          (b) Ensure that MEIA II maintains its role as exclusive agent of Mutual with respect to the sale and marketing of insurance products that target educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities), in Michigan during the Earn-out Period; and

          (c) Ensure that no Affiliate of either Professionals or MEIA II engages, directly or indirectly, in selling or marketing any insurance product that targets educators, including teachers, administrators or other employees of public and private school systems (including colleges and universities), in Michigan during the Earn-out Period; provided, however, that nothing in this
Section 8.6 shall prohibit Professionals from continuing to sell or market professional liability insurance to lawyers or health care professionals.



                                      ARTICLE IX

                                 ADDITIONAL COVENANTS

     9.1 COOPERATION. MEIA I, MELA, MEIA II and Professionals will cooperate with each other in obtaining any necessary consents to the consummation of the transactions contemplated hereby.

     9.2  TAX COVENANTS.

          (a) MEIA I and MELA will be responsible for the preparation and filing of all federal and state income and franchise Tax returns, and all other Tax returns required to be filed by either MEIA I or MELA, relating to the Business or the Assets for all periods ending on or before the Closing Date. MEIA I and/or MELA shall make all payments required with respect to any such Tax return as shown thereon.

          (b) MEIA II will be responsible for the preparation and filing of all other Tax returns relating to the Business or the Assets.

          (c) Federal and state income and franchise Taxes imposed on or in respect of the Business for any taxable period that includes the Closing Date shall be allocated to and paid by (i) MEIA I and MELA for the period up to and including the Closing Date, and (ii) MEIA II for the period subsequent to the Closing Date. For purposes of this Agreement, Taxes for the period up to and including the Closing Date and for the period subsequent to the Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of any interim closing of the books of the Business as of the Closing Date.

          (d) MEIA I, MELA, MEIA II and Professionals shall provide reasonable cooperation to each other in connection with (i) the preparation or filing of any Tax return, Tax election, Tax consent or certification or any claim for a Tax refund, (ii) any determination of liability for Taxes and (iii) any audit, examination or other proceeding in respect of Taxes related to the Assets or the Business.


                                      ARTICLE X

                                     TERMINATION

     10.1 TERMINATION. Subject to Section 10.2, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

          (a) MUTUAL CONSENT. By mutual written consent of MEIA I, MELA, Professionals and MEIA II;

          (b) MISREPRESENTATION OR BREACH. By MEIA I and MELA on one hand or Professionals and MEIA II on the other hand, if there has been a material misrepresentation or breach of warranty or covenant herein or in any signed writing delivered pursuant hereto on the part of the other party(ies);

          (c) COURT ORDER. By MEIA I and MELA on one hand or Professionals and MEIA II on the other hand, if any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction has been entered against MEIA I, MELA, Professionals or MEIA II or their respective Affiliates restraining, prohibiting, declaring illegal or awarding substantial damages in connection with the transactions contemplated hereby; and

          (d) FAILURE TO SATISFY CONDITIONS. By MEIA I and MELA, if all of the conditions set forth in Article XI shall not have been satisfied or waived on or before December 31, 1997, other than through failure of MEIA I and MELA to fully comply with their respective obligations hereunder; or by Professionals and MEIA II, if all of the conditions set forth in Article XI shall not have been satisfied or waived on or before December 31, 1997, other than through failure of Professionals and MEIA II to fully comply with their respective obligations hereunder.

     10.2 LIMITATION ON RIGHT TO TERMINATE; RIGHT TO PROCEED.

          (a) LIMITATION. No person shall be allowed to exercise any right of termination pursuant to Section 10.1 if the event giving rise to the termination right shall be due to the willful failure of such Person seeking to terminate this Agreement to perform or observe in any material respect any of the covenants or agreements set forth herein to be performed or observed by such Person.

          (b) WAIVER. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Article XI has not been satisfied, MEIA I and MELA, in the case of the conditions specified in Section 11.2, and Professionals and MEIA II, in the case of the conditions specified in Section 11.1, in addition to any other rights which may be available thereto, shall have the right to waive such condition and to require the other Person(s) to proceed with the Closing. Any such waiver shall be incorporated in a written instrument executed by the Person(s) so granting such waiver.

                                      ARTICLE XI

                                      CONDITIONS

     11.1 CONDITIONS TO OBLIGATIONS OF MEIA II AND PROFESSIONALS. The obligation of MEIA II and Professionals to consummate the transactions contemplated by this Agreement and the other Related Agreements is subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) PERFORMANCE. Each agreement and obligation of MEIA I and MELA to be performed or complied with on or before the Closing Date pursuant hereto shall have been duly performed and complied with in all material respects.

          (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of MEIA I, MELA and any Affiliate of either MEIA I or MELA contained in this Agreement, including all Exhibits or Schedules hereto or in the Related Agreements and in any other writing signed by either MEIA I or MELA delivered pursuant hereto or thereto or in connection herewith or therewith shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

          (c) NO VIOLATION OF STATUTES, ORDERS, ETC. There shall be no legal requirements which make it illegal for MEIA II and Professionals to consummate the transactions contemplated hereby or which enjoin Professionals or MEIA II from consummating the transactions contemplated hereby.

          (d) LEGAL ACTIONS. No legal action or proceeding shall have been instituted or threatened in writing by any Person (i) naming MEIA II, Professionals, Mutual or PICOM, or any of their respective Affiliates, representatives, advisors, attorneys or accountants, which action or proceeding relates to this Agreement, the Letter of Intent or the consummation of transactions contemplated by the Letter of Intent or this Agreement, or
(ii) seeking to restrain or prohibit, or questioning the validity or legality of, the consummation of the transactions contemplated by this Agreement or seeking material damages or other remedies which would have a Material Adverse Effect on the Assets or the Business or on MEIA II or Professionals or any of their respective Affiliates.

          (e) CONSENTS AND APPROVALS. All consents and approvals with regard to the Assumed Contracts shall have been obtained, except for any consents or approvals not obtained by the Closing Date that have been expressly waived in writing by Professionals and MEIA II and any such consents and approvals with regard to the Assumed Contracts with insurance companies other than Mutual, the receipt of which is hereby waived by Professionals and MEIA II. In addition, all necessary consents and approvals from Governmental Authorities, including approval by the Michigan Commissioner of Insurance, shall have been obtained by the Closing Date.

          (f) CERTIFICATE. Each of MEIA I and MELA shall have delivered to Professionals and MEIA II an Officers' Certificate, dated as of the Closing Date, in substantially the form attached hereto as EXHIBIT 6.2(e), executed on their behalf by the Chief Executive Officer and Secretary of each of MEIA I and MELA, certifying (i) that the representations and warranties of MEIA I and MELA contained in this Agreement are true and complete in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) that each of MEIA I and

MELA has in all material respects performed and complied with all of the covenants in this Agreement to be performed and complied with by it on or prior to the Closing Date.

          (g) RELATED AGREEMENTS. Each of MEIA I and MELA shall have executed and delivered to Professionals and MEIA II the Related Agreements to which it is a party.

          (h) NONCOMPETITION AGREEMENTS. Professionals and MEIA II shall have received executed copies of the Noncompetition Agreements from each of the Agency's shareholders.

          (i)  RELEASES.   MEIA II, Mutual, Professionals and PICOM shall have
received executed copies of the Releases from the Agency and each of the Agency's Affiliates, directors, officers and shareholders.

     11.2 CONDITIONS TO OBLIGATIONS OF THE AGENCY. The obligation of the Agency to consummate the transactions contemplated by this Agreement and the other Related Agreements is subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a) PERFORMANCE. Each agreement and obligation of Professionals or MEIA II to be performed or complied with on or before the Closing Date pursuant hereto shall have been duly performed and complied with in all material respects.

          (b) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of MEIA II and Professionals contained in this Agreement, including the Exhibits and Schedules hereto, or in the Related Agreements and in any other writing signed by either MEIA II and Professionals delivered pursuant hereto or thereto or in connection herewith or therewith shall be true and complete in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

          (c) NO VIOLATION OF STATUTES, ORDERS, ETC. There shall be no legal requirements which make it illegal for MEIA I or MELA to consummate the transactions contemplated hereby or which enjoin either MEIA or MELA from consummating the transactions contemplated hereby.

          (d) LEGAL ACTIONS. No legal action or proceeding shall have been instituted or threatened in writing by any Person (excluding any action or proceeding instituted or threatened by any party to this Agreement) seeking to restrain or prohibit, or questioning the validity or legality of, the consummation of the transactions contemplated by this Agreement or seeking material damages, or other remedies which would have a Material Adverse Effect on MEIA II or Professionals or on MEIA I or MELA or any of their respective Affiliates.

          (e) PROFESSIONALS' CERTIFICATE. Professionals shall have delivered to the Agency an Officers' Certificate, dated as of the Closing Date, executed on behalf of Professionals by the Chief Executive Officer and Secretary of Professionals, certifying (i) that the representations and warranties of Professionals contained in this Agreement are true and complete in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, and (ii) that Professionals has in all material respects performed and complied with all of the covenants in this Agreement to be performed and complied with by it on or prior to the Closing Date.

          (f) MEIA II'S CERTIFICATE. MEIA II shall have delivered to the Agency an Officers' Certificate, dated as of the Closing Date, executed on behalf of MEIA II by the Chief Executive Officer and Secretary of MEIA II, certifying (i) that the representations and warranties of MEIA II contained in this Agreement are true and complete in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date, and
(ii) that MEIA II has in all material respects performed and complied with all of the covenants in this Agreement to be performed and complied with by it on or prior to the Closing Date.

          (g) RELATED AGREEMENTS. Each of MEIA II and Professionals shall have executed and delivered to the Agency the Related Agreements to which it is a party.



                                     ARTICLE XII

                              SURVIVAL; INDEMNIFICATION

     12.1 SURVIVAL; EXCLUSION OF OTHER REPRESENTATIONS.

          (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Subject to the time limitations set forth in Section 12.2(e), all representations and warranties made by MEIA I, MELA, MEIA II or Professionals in this Agreement, including the Exhibits and Schedules, or in any Related Agreement shall survive the Closing.

          (b)  EXCLUSION OF OTHER REPRESENTATIONS.  Each of MEIA I, MELA,
MEIA II and Professionals acknowledges that it has sufficient knowledge and expertise in business and financial matters to evaluate the merits and risks associated with the transactions contemplated by this Agreement. Each of MEIA I, MELA, MEIA II and Professionals has made its decision to enter into this Agreement and to consummate the transactions provided for herein without relying upon any express or implied representations, warranties, commitments or undertakings of any other Person, or such other Person's directors, officers, employees, agents, representatives or affiliates, except as expressly set forth in this Agreement, including the Exhibits and Schedules, and in the Related Agreements.

     12.2 INDEMNIFICATION.

          (a) INDEMNIFICATION BY THE AGENCY. If the Closing is consummated, the Agency and its successors and assigns shall indemnify and defend and hold Professionals and MEIA II and their respective directors, officers and other Affiliates harmless against and with respect to, and shall reimburse Professionals and MEIA II and their respective directors, officers and other Affiliates for, any and all damages reasonably and proximately incurred by any of the foregoing as a result of any of the following:

               (i) any inaccuracy or misrepresentation in or breach of any representation or warranty of MEIA I or MELA in this Agreement or any of the Related Agreements;

               (ii) the breach or failure by either MEIA I or MELA to perform any of its covenants or agreements under this Agreement or any of the Related Agreements;

               (iii) the operation or ownership of the Business or the Assets prior to the Closing Date; and

               (iv) any Excluded Asset or any Liability (except for Assumed Liabilities); provided, however, that such Liabilities shall include any breaches of an Assumed Liability that occurred prior to Closing.

          (b) INDEMNIFICATION BY PROFESSIONALS. If the Closing is consummated, Professionals shall indemnify and defend and hold MEIA I and MELA and their respective directors, officers, shareholders and other Affiliates harmless against and with respect to, and shall reimburse MEIA I and MELA and their respective directors, officers, shareholders and other Affiliates for, any and all damages reasonably and proximately incurred by any of the foregoing as a result of the following:

               (i) any inaccuracy or misrepresentation in or breach of any representation or warranty of Professionals in this Agreement or any of the Related Agreements; and

               (ii) the breach or failure by Professionals to perform any of its covenants or agreements under this Agreement or any of the Related Agreements.

          (c)  INDEMNIFICATION BY MEIA II.  If the Closing is consummated,
MEIA II shall indemnify and defend and hold MEIA I and MELA and their respective directors, officers, shareholders and other Affiliates harmless against and with respect to, and shall reimburse MEIA I and MELA and their respective directors, officers, shareholders and other Affiliates for, any and all damages reasonably and proximately incurred by any of the foregoing as a result of the following:

               (i) any inaccuracy or misrepresentation in or breach of any representation or warranty of MEIA II in this Agreement or any of the Related Agreements;

               (ii) the breach or failure by MEIA II to perform any of its covenants or agreements under this Agreement or any of the Related Agreements;

               (iii) the operation or ownership of the Business or the Assets from and after the Closing Date, excluding any liability arising from any act or omission, fact or circumstance in existence or having occurred prior to the Closing Date; and

               (iv)   any Assumed Contract or other Assumed Liability.

          (d) PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

               (i) The Person claiming indemnification ("Claimant") shall, within thirty (30) days after its discovery of any claim for which indemnification will be sought as provided in this Agreement (the "Claim"), give notice to the Person from whom indemnification is sought ("Indemnitor") of its Claim, specifying in reasonable detail the factual basis for the Claim and, to the extent known, the amount of the Claim. Notwithstanding the foregoing, the failure by Claimant to provide notice of any Claim within the period specified, or any delay in providing such notice, shall not affect or impair the obligations of Indemnitor hereunder, except and only to the extent that Indemnitor has been adversely affected by such failure or delay.

               (ii) With respect to Claims between MEIA I, MELA, MEIA II and Professionals, following receipt of notice from Claimant of a Claim, Indemnitor shall have thirty (30) days to make any investigation of the Claim that Indemnitor deems necessary or desirable. For purposes of this investigation, Claimant shall make available to Indemnitor and its authorized representatives the information relied upon by Claimant to substantiate the Claim. If Claimant and Indemnitor cannot agree as to the validity and amount of the Claim within the thirty (30)-day period (or any mutually agreed upon extension thereof), Claimant shall submit the claim to arbitration as provided in Section 12.2(h).

               (iii) With respect to any Claim by a third party as to which Claimant is entitled to indemnification hereunder, Indemnitor shall have the right, exercisable by written notice to Claimant within thirty (30) days after receipt of written notice from Claimant of the commencement or assertion of any such Claim, at its own expense to participate in or assume control of the defense of the Claim, and Claimant shall cooperate fully with Indemnitor, subject to reimbursement for actual out-of-pocket expenses incurred by Claimant as the result of a request by Indemnitor. If Indemnitor does not elect to assume control or otherwise participate in the defense of any third-party Claim within thirty (30) days of its receipt of notice of the Claim (or any extended period mutually agreed upon by the parties), Claimant shall (upon further written notice to Indemnitor) have the right to undertake the defense, compromise or settlement of the Claim for the account of Indemnitor subject to the right of Indemnitor, at its expense, to assume the defense of the Claim at any time prior to final settlement, compromise or determination thereof. In no event shall Indemnitor be liable or otherwise have any obligation with respect to any settlement, compromise or determination of any Claim agreed to by Claimant without the prior written consent of Indemnitor (which consent shall not be unreasonably withheld). Notwithstanding the foregoing, Indemnitor shall not settle or compromise any Claim without the prior written consent of Claimant (which consent shall not be unreasonably withheld).

               (iv) MEIA I, MELA, MEIA II and Professionals shall cooperate in defending any third-party Claim, and the defending Person(s) shall have reasonable access to the books, records and personnel which are pertinent to the defense and which are in control of the other Person(s). MEIA I, MELA, MEIA II and Professionals shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested by the other Person(s) in connection with defending any third-party Claim.

               (v) Notwithstanding anything contained in this Agreement to the contrary, if the Agency shall owe Professionals or MEIA II any amount during the period MEIA II (or Professionals or Mutual, as guarantors) shall owe a portion of the Purchase Price payable to the Agency pursuant to Section 2.2(b) hereof, Professionals, Mutual or MEIA II shall be entitled to set-off against its payment obligation the amount then owed by the Agency to Professionals, Mutual or MEIA II; PROVIDED that no such set-off shall be taken unless Professionals, Mutual or MEIA II shall have given to the Agency 30 days' prior written notice of its intent to exercise its right of set-off under this Section 12.2 and the basis thereof. If Professionals or MEIA II shall have asserted a claim for indemnification pursuant to this Article XII, then either Professionals or MEIA II will direct that the amount subject to such claim will be held in an interest-bearing escrow pending the resolution of such claim. Any such escrowed amount will be counted against any payment obligation then owed by Professionals, Mutual and/or MEIA II to the Agency.

          (e)  TIME LIMITATIONS.   Indemnitor will have no liability to Claimant
under or in connection with a breach of any of the representations and warranties made or to be performed by Indemnitor contained in this Agreement unless written notice asserting a Claim based thereon is given to Indemnitor not later than eight (8) years following the date of this Agreement; provided that, notwithstanding the foregoing, Indemnitor will have no liability to Claimant under or in connection with (a) a breach of any representation, warranty, covenant or agreement made or to be performed by Indemnitor contained in this Agreement related to any Taxes or Employee Benefit Plans, including those representations and warranties set forth in Section 3.16, Section 3.21 and
Section 4.5 (as it relates to Taxes or Employee Benefit Plans) unless written notice asserting a Claim based thereon is given to Indemnitor prior to the later of (i) 90 days after the date upon which the liability to which any such Claim may relate is barred by all applicable statutes of limitation and (ii) 90 days after the date upon which any claim for refund or credit related to such Claim is barred by all applicable statutes of limitation; (b) a breach of any representation, warranty, covenant or agreement made or to be performed by Indemnitor contained in this Agreement related to any environmental matters, including those representations and warranties set forth in Section 3.17 and
Section 4.5 (as it relates to environmental matters) unless written notice asserting a Claim is given to Indemnitor prior to the tenth anniversary of the Closing Date, and (c) those representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 4.1, Section 4.2, Section 4.3, Section 5.1, Section 5.2 or Section 5.3 which may be asserted at any time.

          (f)  TAX EFFECT AND INSURANCE.     The liability of Indemnitor with
respect to any Claim shall be reduced by the tax benefit actually realized and any insurance proceeds received by Claimant as a result of any losses upon which such Claim is based and shall include any tax detriment actually suffered by Claimant as a result of such losses.

          (g) SUBROGATION. Upon payment in full of any Claim, whether such payment is effected by set-off or otherwise, or payment of any judgment or settlement with respect to a third-party Claim, Indemnitor shall be subrogated to the extent of such payment and to the extent permitted by applicable law to the rights of Claimant against any Person with respect to the subject matter of such Claim or third party Claim.

          (h) ARBITRATION. All disputes arising under this Article XII (other than claims in equity) shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA").
Arbitration shall be by three arbitrators.   Each of the Agency, on the one
hand, and Professionals and MEIA II together, on the other hand, shall select a single arbitrator and file with the AAA a notice of appointment. The two arbitrators so chosen shall select a third arbitrator who shall act as chairman of the arbitrations. If either the Agency, on the one hand, or Professionals and MEIA II together, on the other hand, should abstain from selecting an arbitrator within ten (10) business days, or should the two arbitrators selected above fail to select a third arbitrator within ten (10) business days, then at the request of either the Agency, on the one hand, or Professionals and MEIA II together, on the other hand, the President of the AAA shall select an arbitrator, to fill the vacant position within ten (10) business days of such request. Arbitration shall be held in such place in Ingham County, Michigan, as may be specified by the arbitrator (or any place agreed to by Indemnitor, Claimant and the arbitrator). The decision of the arbitrator shall be final and binding as to any matters submitted under this Article XII; PROVIDED, HOWEVER, that, if necessary, such decision and satisfaction procedure may be enforced by either Indemnitor or Claimant in any court of record having jurisdiction over the subject matter or over any of MEIA I, MELA, MEIA II or Professionals. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys' fees) shall be borne by the Person(s) against which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by Indemnitor and Claimant. If the arbitrator's decision is a compromise, the determination of which Person(s) shall bear the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the positions of Indemnitor and Claimant.

          (i) If the Closing is consummated, the indemnification provided in this Section 12.2 shall be the sole and exclusive legal remedy for any inaccuracy or misrepresentation in or breach of any representation or warranty made by MEIA I, MELA, Professionals or MEIA II or in any of the Related Agreements and no such Person shall seek any other legal remedy (whether under federal or state securities laws or otherwise) which might otherwise be available to such Person; PROVIDED, HOWEVER, that nothing in this Section 12.2 shall preclude any Person from seeking any legal remedy available to such Person for any inaccuracy or breach which constitutes fraud on the part of any other Person; and PROVIDED FURTHER, HOWEVER, that nothing in this Section 12.2 shall preclude any Person from seeking any equitable remedy available to such Person for any such inaccuracy or breach or for any failure by any other Person to comply with any of the covenants or agreements of such other Person contained herein or in any of the Related Agreements to be performed or complied with after the Closing.



                                     ARTICLE XIII

                                    MISCELLANEOUS

     13.1 NOTICES. All notices, demands, requests, consents, approvals or other communications (collectively, "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the United States mail, first class, registered or certified, return receipt requested, postage prepaid, addressed as set forth below, or such other address or to such other Person as any of MEIA I, MELA, MEIA II or Professionals shall have specified most recently by written notice in accordance with this Section 13.1. Notice shall be deemed given on the date of service if personally served. Notice mailed as provided herein shall be deemed given on the third business day following the date so mailed. Notice given by telex, telecopy or other means of telecommunications shall be deemed to have been given at the time of receipt thereof by the Person to whom such notice is addressed; PROVIDED, HOWEVER, that any Notice given by telex, telecopy or other means of telecommunications and received after the receiving Person's normal business hours shall be deemed received by such Person on the immediately succeeding business day.

          To the Agency:

          Michigan Educators Insurance Agency, Inc.
          691 N. Squirrel Road, Suite 100
          Auburn Hills, Michigan  48326
          Attn.:  John H. Mace, Chairman
          Telecopy No.:   (248) 377-1456
          Telephone No.:  (248) 373-0200

          With a copy to:

          Howard & Howard Attorneys, P.C.
          1400 N. Woodward Avenue, Suite 250
          Bloomfield Hills, Michigan  48304
          Attn.:  Donald F. Tucker, Esq.
          Telecopy No.:   (810) 645-1568
          Telephone No.:  (810) 645-1483

          To MEIA II:

          MEEMIC Insurance Services Corporation
          691 N. Squirrel Rd., Suite 200
          Auburn Hills, Michigan  48326
          Attn.:  R. Kevin Clinton, President

          Telecopy No.:  (248) 377-8518
          Telephone No.:  (248) 377-8582

          With a copy to:

          Dykema Gossett PLLC
          800 Michigan National Tower
          Lansing, Michigan  48933-1707
          Attn.:  Lori M. Silsbury
          Telecopy No.:  517-374-9191
          Telephone No.:  517-374-9150

          To Professionals:

          Professionals Insurance Company Management Group
          4295 Okemos Road
          Box 2510
          Attn.:  Victor T. Adamo
          Telecopy No.:  517-349-8977
          Telephone No.:  517-349-6500

          With a copy to:

          Honigman Miller Schwartz and Cohn
          222 North Washington Square, Suite 400
          Lansing, Michigan  48933-1800
          Attn.:  Timothy Sawyer Knowlton
          Telecopy No.:  517-484-8286
          Telephone No.:  517-484-8282

     13.2 EXPENSES. Whether or not the transactions contemplated herein shall be consummated, all legal and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses. The provisions of this Section 13.2 shall survive any termination of this Agreement.

     13.3 SUCCESSORS AND ASSIGNS.

          (a) GENERAL. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that, except as provided in Section 2.12(a), neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party(ies) hereto. If any party is so permitted to assign any of its rights or obligations under this Agreement or any other Related Agreement, such assignment (unless otherwise agreed to by the other party(ies)) shall not in any manner affect or impair such assigning party's obligations under this Agreement and the other Related Agreements to which it is a party.

          (b) RIGHT OF SUSPENSION. (i) From and after the date of any assignment and assumption contemplated by Section 3.03(a) of the Liquidating Trust Agreement, in the event that any shareholder of MEIA I or MELA shall breach any of the obligations of MEIA I, MELA or their respective successors or assigns set forth in this Agreement, including but not limited to, Sections 7.4, 7.9, 7.10 and 12.2 or any of the terms of the Noncompetition Agreement or Release to which such shareholder is a party, MEIA II, Mutual and Professionals shall be entitled to suspend their respective obligations to such shareholder with respect to the Installment Payments to be made pursuant to Section 2.2(b) and the other consideration contemplated by Sections 2.3, 2.4, 2.5, 2.6, 2.7 and 2.12(c) pending resolution of such breach; (ii) from and after the date of any assignment and assumption contemplated by Section 3.03(a) of the Liquidating Trust Agreement, for any shareholder which has not executed its assignment and assumption, in the event that any shareholder of MEIA I or MELA shall breach any of the obligations of MEIA I, MELA or their respective successors or assigns set forth in this Agreement, including but not limited to, Sections 7.4, 7.9, 7.10 and 12.2 or any of the terms of the Noncompetition Agreement or Release to which such shareholder is a party, MEIA II, Mutual and Professionals shall be entitled to suspend their respective obligations to the Agency (or the Trust as defined under the Liquidating Trust Agreement as its successor or assign) with respect to the Installment Payments to be made pursuant to Section 2.2(b) and the other consideration contemplated by Sections 2.3, 2.4, 2.5, 2.6, 2.7 and 2.12(c) pending resolution of such breach; PROVIDED, that no such suspension shall occur unless MEIA II or Professionals, as the case may be, shall have given to such shareholder 30 days' prior written notice of its intent to exercise its right of suspension under this Section 13.3(b) and the basis thereof, and, PROVIDED, FURTHER, that any such Installment Payment to be made or other consideration to be delivered shall be held in an interest-bearing escrow pending resolution of such breach. Notwithstanding anything in this Agreement to the contrary, from and after the date on which any of MEIA II, Mutual and Professionals has exercised its right of suspension with respect to any shareholder under this
Section 13.3(b), such shareholder shall be entitled to exercise his or her cash-out option pursuant to Section 2.6 (as restated by Section 2.12(c)(v)), but the proceeds of any such cash-out option shall be held in an interest-bearing escrow pending resolution of such breach.

          (c) DISPUTES REGARDING SUSPENSION. In the event of any dispute with respect to the exercise of any right of suspension under Section 13.3(b), the same shall be resolved consistent with the provisions of Section 12.2(h).

     13.4 PUBLIC ANNOUNCEMENTS. Neither MEIA I, MELA, MEIA II, Professionals, their respective Affiliates nor the agents and representatives of MEIA I, MELA, MEIA II, Professionals or their respective Affiliates will make any press release or public announcement concerning the existence of this Agreement or the transactions contemplated hereby, except to the extent legally required to do so after consultation with such other Person(s) or with the prior consent of such other Person(s); PROVIDED, HOWEVER, that nothing in this Agreement shall require any Person to consult with or obtain the consent of any other Person(s) if such disclosure is required by applicable securities laws.

     13.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement, including the Schedules and Exhibits and the Related Agreements, and the Memorandum of Understanding dated the date hereof, embody the entire agreement and understanding of MEIA I, MELA, Professionals and MEIA II with respect to the subject matter hereof and supersede all prior agreements between MEIA I, MELA, Professionals and MEIA II or any of their Affiliates with respect to the subject matter of this Agreement, including the Letter of Intent (it being understood and acknowledged by each of MEIA I, MELA and Professionals that, upon execution of this Agreement, the Letter of Intent shall be terminated and the respective rights and obligations of MEIA I, MELA and Professionals under the Letter of Intent shall be extinguished). This Agreement may be amended, modified or supplemented in any manner and at any time only by a written instrument executed by MEIA I and MELA, Professionals and MEIA II. No waiver by any of MEIA I, MELA, Professionals or MEIA II of any term or condition hereof, or the breach of any covenant, agreement, warranty, representation or provision contained herein, in any one or more instances, shall be made to be or construed as a further continuing waiver of any such term, condition or breach or a waiver of any other term, condition or breach.

     13.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when one or more counterparts have been signed by MEIA II and Professionals and delivered to MEIA I and MELA and one or more counterparts have been signed by MEIA I and MELA and delivered to MEIA II and Professionals.

     13.7 HEADINGS; REFERENCES; INTERPRETATION. The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof. Any reference to a Schedule or an Exhibit shall be deemed to refer to the applicable Schedule or Exhibit attached hereto, all of such Schedules and Exhibits being incorporated herein by this reference.

     13.8 GOVERNING LAW. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Michigan, and applicable controlling United States federal law.

     13.9 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of MEIA I, MELA, Professionals and MEIA II. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, MEIA I, MELA, Professionals and MEIA II shall negotiate in good faith to modify this Agreement to effect their original intent as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     13.10 FURTHER ASSURANCES. MEIA I, MELA, Professionals and MEIA II will each promptly prepare, execute and deliver to such other Person(s) such lists, instruments and documents and cooperate with such other Person(s) in such other respects as the requesting Person(s) may, from time to time, before or after the Closing, reasonably request to carry out the transactions contemplated by this Agreement.

     13.11 BROKERAGE. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by MEIA I, MELA, Professionals and MEIA II directly without the intervention of any Person. Such negotiations, and the consummation of the transactions under this Agreement, will not result in any liability by any of MEIA I, MELA, Professionals and MEIA II for any finder's fee, brokerage commission or other similar fee. Each of MEIA I, MELA, Professionals and MEIA II shall indemnify such other Person(s) and hold it (or them) harmless from and against any claim for brokerage or finders' fees or other commissions resulting from actions of the indemnifying party which are not in accordance with the preceding sentence.

     13.12   NO THIRD PARTY BENEFICIARIES.   Nothing in this Agreement, express
or implied, is intended to or shall (i) confer on any Person other than MEIA I, MELA, Professionals and MEIA II and their respective successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, or (ii) constitute MEIA I, MELA, Professionals and MEIA II as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

     13.13 ACKNOWLEDGMENT. MEIA I, MELA, Professionals and MEIA II each acknowledge that all the terms and conditions in this Agreement and the Related Agreements have been the subject of active and complete negotiation between them and represent their agreement based upon all relevant considerations. The terms and conditions of this Agreement and the Related Agreements shall not be construed in favor of or against any of MEIA I, MELA, Professionals and MEIA II by reason of the extent to which any such Person or its professional advisors participated in the preparation hereof or thereof.

     IN WITNESS WHEREOF, the undersigned execute and deliver this Agreement as of the date first written above.

                                   MICHIGAN EDUCATORS INSURANCE
                                   AGENCY, INC.


                                   By: /s/ John H. Mace
                                      --------------------------------
                                        John H. Mace
                                        Chairman of the Board


                                   MICHIGAN EDUCATORS LIFE
                                   INSURANCE AGENCY, INC.


                                   By: /s/ John H. Mace
                                      --------------------------------
                                        John H. Mace
                                        Chairman of the Board

                                   MEEMIC INSURANCE SERVICES
                                   CORPORATION


                                   By: /s/ R. Kevin Clinton
                                      --------------------------------
                                        R. Kevin Clinton, President


                                   PROFESSIONALS INSURANCE
                                   COMPANY MANAGEMENT GROUP


                                   By: /s/ Victor T. Adamo
                                      --------------------------------
                                        Victor T. Adamo, President




     The undersigned hereby agrees to execute and deliver, and to perform its obligations under, Article II, the Mutual Guaranty (Exhibit 2.3(a)), the Subscription Agreement (Exhibit 1.1(e)), Section 8.4 and Section 8.5 and executes the Agreement solely for such purposes.

                                   MICHIGAN EDUCATIONAL
                                   EMPLOYEES MUTUAL INSURANCE
                                   COMPANY


                                   By: /s/ R. Kevin Clinton
                                      --------------------------------
                                        R. Kevin Clinton, President

SCHEDULES

Schedule 1.1(a) -- Contracts
Schedule 1.1(b) -- Excluded Assets
Schedule 2.8(a) -- Obligations to Solicitors
Schedule 2.8(b) -- Assumed Liabilities
Schedule 2.10 --   Allocation of Purchase Price
Schedule 3.3 --    The Agency's Requisite Consents; Nonviolation
Schedule 3.4(a) -- Title to Assets
Schedule 3.4(d) -- Leased Property
Schedule 3.5(e) -- Undisclosed Liabilities or Obligations
Schedule 3.6 --    Contracts and Leases
Schedule 3.7 --    Defaults
Schedule 3.8 --    Litigation
Schedule 3.9 --    Intellectual Property
Schedule 3.10 --   Licenses and Permits
Schedule 3.12 --   Events Since the Balance Sheet Date
Schedule 3.13 --   Insurance
Schedule 3.14 --   Employees of the Business
Schedule 3.16 --   Employee Benefit Plans
Schedule 3.19 --   Guarantees
Schedule 3.20 --   Certain Advances
Schedule 3.21 --   Tax Status of MEIA I and MELA
Schedule 3.22 --   Related Party Transactions

EXHIBITS

Exhibit 1.1(c) --  Noncompetition Agreement
Exhibit 1.1(d) --  Release
Exhibit 1.1(e) --  Subscription Agreement
Exhibit 2.3(a) --  Mutual Guaranty
Exhibit 2.3(b) --  Professionals Guaranty
Exhibit 2.3(c) --  Inter-Creditor Agreement
Exhibit 2.9 --     Escrow Agreement
Exhibit 2.12(a) -- Liquidating Trust Agreement
Exhibit 2.12(b) -- Assignment and Assumption Agreement
Exhibit 6.2(a) --  Warranty Bill of Sale and Assignment
Exhibit 6.2(b) --  Assignment of Lease
Exhibit 6.2(c) --  Consent and Estoppel
Exhibit 6.2(d) --  Opinion of Howard & Howard
Exhibit 6.2(e) --  Officers' Certificate of MEIA I and MELA
Exhibit 6.2(f) --  Opinion of Honigman Miller Schwartz and Cohn
Exhibit 6.2(g) --  Opinion of Dykema Gossett PLLC
Exhibit 6.2(h) --  Officers' Certificate of Professionals
Exhibit 6.2(i) --  Officers' Certificate of MEIA II